                                                                    EXHIBIT 2(a)


                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG





                      QUAKER STATE CORPORATION ("BUYER"),




                                      AND



                  MARK REICHENBAUM A/K/A MARK OWENS ("MARK"),
                 DAVID REICHENBAUM A/K/A DAVID OWENS ("DAVID"),
                  ERIC REICHENBAUM A/K/A ERIC OWENS ("ERIC"),
                           HARVEY STEVENS ("HARVEY")

                         (MARK, DAVID, ERIC AND HARVEY
                          ARE EACH REFERRED TO HEREIN
                         INDIVIDUALLY AS A "SELLER" AND
                         COLLECTIVELY AS THE "SELLERS")





                        ENTERED INTO ON AUGUST 30, 1996

                               TABLE OF CONTENTS

1      Purchase and Sale of Shares  . . . . . . . . . . . . . . . . . . .   -1-
              1.1    Purchase and Sale  . . . . . . . . . . . . . . . . .   -1-
              1.2    Purchase Price for the Acquired Shares   . . . . . .   -2-
              1.3    Division of Purchase Price Among Companies.  . . . .   -2-
              1.4    Division of Purchase Price Among Sellers   . . . . .   -3-
              1.5    Payment of Purchase Price  . . . . . . . . . . . . .   -3-

2      Time and Place of the Closing; Closing Date  . . . . . . . . . . .   -3-

3      Representations and Warranties of the Sellers.   . . . . . . . . .   -3-
              3.1    Authority of the Sellers   . . . . . . . . . . . . .   -4-
              3.2    Enforceability   . . . . . . . . . . . . . . . . . .   -4-
              3.3    Ownership of Stock   . . . . . . . . . . . . . . . .   -4-
              3.4    Existence and Qualification  . . . . . . . . . . . .   -4-
              3.5    Capitalization   . . . . . . . . . . . . . . . . . .   -4-
              3.6    Execution and Consummation Not a Default   . . . . .   -5-
              3.7    Material Contracts   . . . . . . . . . . . . . . . .   -5-
              3.8    Financial Statements   . . . . . . . . . . . . . . .   -7-
              3.9    Absence of Undisclosed Liabilities   . . . . . . . .   -7-
              3.10   Personal Property Used in the Business   . . . . . .   -7-
              3.11   Owned Real Property  . . . . . . . . . . . . . . . .   -8-
              3.12   Intangible Assets  . . . . . . . . . . . . . . . . .   -8-
              3.13   Receivables  . . . . . . . . . . . . . . . . . . . .   -9-
              3.14   Complete Business  . . . . . . . . . . . . . . . . .  -10-
              3.15   Capital Improvements   . . . . . . . . . . . . . . .  -10-
              3.16   Absence of Certain Changes   . . . . . . . . . . . .  -10-
              3.17   Litigation and Claims  . . . . . . . . . . . . . . .  -12-
              3.18   Insurance  . . . . . . . . . . . . . . . . . . . . .  -12-
              3.19   Employee Benefit Plans   . . . . . . . . . . . . . .  -12-
              3.20   Environmental Matters  . . . . . . . . . . . . . . .  -14-
              3.21   Deliveries of Documents; Corporate Records   . . . .  -16-
              3.22   Tax Matters  . . . . . . . . . . . . . . . . . . . .  -17-
              3.23   Compliance with Laws   . . . . . . . . . . . . . . .  -18-
              3.24   Conflicts  . . . . . . . . . . . . . . . . . . . . .  -19-
              3.25   Customers and Suppliers  . . . . . . . . . . . . . .  -19-
              3.26   Labor Matters  . . . . . . . . . . . . . . . . . . .  -19-
              3.27   Bank Accounts  . . . . . . . . . . . . . . . . . . .  -20-
              3.28   Officers and Directors   . . . . . . . . . . . . . .  -20-
              3.29   Employees  . . . . . . . . . . . . . . . . . . . . .  -20-
              3.30   Inventories  . . . . . . . . . . . . . . . . . . . .  -20-
              3.31   Subsidiaries   . . . . . . . . . . . . . . . . . . .  -20-
              3.32   Warranties and Returns   . . . . . . . . . . . . . .  -20-
              3.33   No Brokers   . . . . . . . . . . . . . . . . . . . .  -21-

4      Representations and Warranties by the Buyer.   . . . . . . . . . .  -21-
              4.1    Authority of the Buyer   . . . . . . . . . . . . . .  -21-
              4.2    Enforceability   . . . . . . . . . . . . . . . . . .  -21-
              4.3    Existence and Qualification  . . . . . . . . . . . .  -21-
              4.4    Execution and Consummation not a Default   . . . . .  -21-
              4.5    No Brokers   . . . . . . . . . . . . . . . . . . . .  -22-
              4.6    Buyer's Reliance   . . . . . . . . . . . . . . . . .  -22-

5      Further Agreements of the Parties  . . . . . . . . . . . . . . . .  -22-
              5.1    Certain Permitted Pre-Closing Acts of the
                     Company.   . . . . . . . . . . . . . . . . . . . . .  -22-
              5.2    Conduct of the Business Pending the Closing  . . . .  -23-
              5.3    HSR Act Filings  . . . . . . . . . . . . . . . . . .  -26-
              5.4    Section 338(h)(10) Election  . . . . . . . . . . . .  -26-
              5.5    Filing of Returns and Payment of Taxes   . . . . . .  -29-
              5.6    Access to Books and Records; Due Diligence   . . . .  -30-
              5.7    Payment of Certain Costs and Expenses  . . . . . . .  -31-
              5.8    Consents   . . . . . . . . . . . . . . . . . . . . .  -31-
              5.9    Financial Statements   . . . . . . . . . . . . . . .  -32-
              5.10   Filings  . . . . . . . . . . . . . . . . . . . . . .  -32-
              5.11   Additional Agreements  . . . . . . . . . . . . . . .  -32-
              5.12   Profit Sharing Plan.     . . . . . . . . . . . . . .  -32-
              5.13   Prepayment of Bank Indebtedness.   . . . . . . . . .  -32-
              5.14   Ozium Citrus Registration  . . . . . . . . . . . . .  -33-
              5.15   Trademark Records.

6      Closing Conditions   . . . . . . . . . . . . . . . . . . . . . . .  -33-
              6.1    Conditions to Obligation of the Buyer to Close   . .  -33-
              6.2    Conditions to Obligation of the Sellers
                     to Close   . . . . . . . . . . . . . . . . . . . . .  -34-

7      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -35-
              7.1    Liability.   . . . . . . . . . . . . . . . . . . . .  -35-
              7.2    Willful Default by Buyer   . . . . . . . . . . . . .  -35-
              7.3    Willful Default by Sellers   . . . . . . . . . . . .  -36-
              7.4    Non-competition by Buyer   . . . . . . . . . . . . .  -36-
              7.5    Permitted Competition by Buyer.  . . . . . . . . . .  -36-
              7.6    Confidentiality  . . . . . . . . . . . . . . . . . .  -36-
              7.7    Injunctive Relief  . . . . . . . . . . . . . . . . .  -37-
              7.8    Construction   . . . . . . . . . . . . . . . . . . .  -37-

8      The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
              8.1    Purchase Price   . . . . . . . . . . . . . . . . . .  -37-
              8.2    Stock Certificates   . . . . . . . . . . . . . . . .  -38-
              8.3    Election to Pay Down Bank Indebtedness   . . . . . .  -38-
              8.4    Resignation of Directors   . . . . . . . . . . . . .  -38-
              8.5    Release of Company by Sellers  . . . . . . . . . . .  -38-
              8.6    Bring-Down by Buyer  . . . . . . . . . . . . . . . .  -38-
              8.7    Bring-Down by Sellers  . . . . . . . . . . . . . . .  -38-
              8.8    Buyer's Incumbency Certificate   . . . . . . . . . .  -38-

              8.9    Opinions of Sellers' Counsel   . . . . . . . . . . .  -39-
              8.10   Opinion of Buyer's Counsel   . . . . . . . . . . . .  -39-
              8.11   Company Good Standing Certificates   . . . . . . . .  -39-
              8.12   Company Incumbency Certificates  . . . . . . . . . .  -39-
              8.13   Side Letter.   . . . . . . . . . . . . . . . . . . .  -39-
              8.14   Other Reasonable Documents   . . . . . . . . . . . .  -39-

9      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .  -39-
              9.1    Survival of Representations, Warranties and
                     Agreements   . . . . . . . . . . . . . . . . . . . .  -39-
              9.2    Indemnification by the Sellers   . . . . . . . . . .  -40-
              9.3    Indemnification by the Buyer.  . . . . . . . . . . .  -42-
              9.4    The Sellers' Representative.   . . . . . . . . . . .  -42-
              9.5    Procedure for Indemnification for Third Party
                     Claims   . . . . . . . . . . . . . . . . . . . . . .  -42-

10     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-
              10.1   Amendment and Modification   . . . . . . . . . . . .  -43-
              10.2   Notices  . . . . . . . . . . . . . . . . . . . . . .  -44-
              10.3   Assignment   . . . . . . . . . . . . . . . . . . . .  -45-
              10.4   Exclusivity  . . . . . . . . . . . . . . . . . . . .  -45-
              10.5   Governing Law  . . . . . . . . . . . . . . . . . . .  -45-
              10.6   Counterparts; Facsimile Signatures   . . . . . . . .  -46-
              10.7   Interpretation; Construction   . . . . . . . . . . .  -46-
              10.8   Entire Agreement   . . . . . . . . . . . . . . . . .  -46-
              10.9   Severability   . . . . . . . . . . . . . . . . . . .  -46-
              10.10  Press Releases and Public Announcements  . . . . . .  -46-
              10.11  No Third Party Beneficiaries   . . . . . . . . . . .  -47-
              10.12  Headings   . . . . . . . . . . . . . . . . . . . . .  -47-
              10.13  Incorporation of Schedules and Exhibits  . . . . . .  -47-
              10.14  Further Assurances.  . . . . . . . . . . . . . . . .  -47-
              10.15  Harvey Stevens Non-Competition   . . . . . . . . . .  -47-
              10.16     . . . . . . . . . . . . . . . . . . . . . . . . .  -47-


11     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-

                               TABLE OF SCHEDULES


              Schedule 3.3  -- Ownership of Stock . . . . . . . . . . . .  -54-
              Schedule 3.4  -- Existence and Qualification  . . . . . . .  -56-
              Schedule 3.5  -- Capitalization . . . . . . . . . . . . . .  -57-
              Schedule 3.6  -- Execution and Consummation Not a Default .  -58-
              Schedule 3.9  -- Absence of Undisclosed Liabilities . . . .  -63-
              Schedule 3.10 -- Personal Property Used in the Business   .  -64-
              Schedule 3.12 -- Intangible Assets  . . . . . . . . . . . .  -65-
              Schedule 3.14 -- Complete Business  . . . . . . . . . . . .  -72-
              Schedule 3.15 -- Capital Improvements   . . . . . . . . . .  -73-
              Schedule 3.16 -- Absence of Certain Changes   . . . . . . .  -74-
              Schedule 3.17 -- Litigation and Claims  . . . . . . . . . .  -76-
              Schedule 3.18 -- Insurance  . . . . . . . . . . . . . . . .  -78-
              Schedule 3.19 -- Employee Benefit Plans   . . . . . . . . .  -79-
              Schedule 3.20 -- Environmental Matters  . . . . . . . . . .  -81-
              Schedule 3.22 -- Tax Matters  . . . . . . . . . . . . . . .  -83-
              Schedule 3.23 -- Compliance with Laws   . . . . . . . . . .  -84-
              Schedule 3.24 -- Conflicts  . . . . . . . . . . . . . . . .  -85-
              Schedule 3.25 -- Customers and Suppliers  . . . . . . . . .  -86-
              Schedule 3.26 -- Labor Matters  . . . . . . . . . . . . . .  -87-
              Schedule 3.27 -- Bank Accounts  . . . . . . . . . . . . . .  -88-
              Schedule 3.28 -- Officers and Directors   . . . . . . . . .  -89-
              Schedule 3.29 -- Employees  . . . . . . . . . . . . . . . .  -90-
              Schedule 3.32 -- Warranties and Returns   . . . . . . . . .  -92-
              Schedule 4.4  -- Execution and Consummation not a Default .  -93-

                            STOCK PURCHASE AGREEMENT


               This Stock Purchase Agreement ("Agreement") is entered into on this 30th day of August 1996 (the "Execution Date"), by and among Quaker State Corporation (the "Buyer"), a Delaware corporation with its principal office at 225 East John Carpenter Freeway, Irving, Texas 75062, Mark Reichenbaum a/k/a Mark Owens ("Mark"), with an address c/o Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C., 425 Park Ave., NY, NY 10022, David Reichenbaum a/k/a David Owens ("David"), with an address c/o Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C., 425 Park Ave., NY, NY 10022, Eric Reichenbaum a/k/a Eric Owens ("Eric"), with an address c/o Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C., 425 Park Ave., NY, NY 10022, and Harvey Stevens ("Harvey"), with an address c/o Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C., 425 Park Ave., NY, NY 10022, (Mark, David, Eric and Harvey are individually referred to herein as a "Seller"and collectively as the "Sellers").

               The Sellers collectively own all of the issued and outstanding common stock, no par value (the "Company Common Stock") of MEDO Industries, Inc. ("MedoNY"), a New York corporation, Medo Manufacturing Corporation ("MedoMD"), a Maryland Corporation, Medo Industries Canada Ltd. ("MedoCA"), an Ontario, Canada corporation, and Medo Industries de Mexico, S.A. de C.V. ("MedoMX"), a corporation formed in Mexico, Federal District (MedoNY, MedoMD, MedoCA and MedoMX are hereafter collectively referred to as the "Company"), in the amounts set forth opposite their respective names on Schedule 3.3.

               The Company is engaged in the business of producing, packaging, marketing, distributing, advertising, promoting, merchandising and selling air fresheners and air sanitizers and certain other activities currently engaged in by the Company related thereto (all of the foregoing activities, whether current, proposed or contemplated, being collectively referred to herein as the "Business").

               The Sellers desire to sell, and the Buyer desires to purchase, all of the Company Common Stock on the terms and subject to the conditions set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 11 hereof.

        NOW, THEREFORE, in consideration of the mutual covenants and upon the terms and conditions set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto mutually agree as follows:


1       Purchase and Sale of Shares.

        1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller (as applicable) shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Seller, all shares of Company Common Stock owned by the Sellers (the "Acquired Shares"), which shall constitute all of the outstanding capital stock of the Company, free and clear of all mortgages, pledges, security interests, liens, charges, encumbrances, equities, claims, options, rights, restrictions on transfers (except those imposed by applicable United States federal and state securities laws), encumbrances and adverse claims of any nature whatsoever (collectively, "Liens").

        1.2    Purchase Price for the Acquired Shares.

               1.2.1 The purchase price (the "Purchase Price") for all of the Acquired Shares shall be One Hundred Sixty Million ($160,000,000.00) Dollars, less the excess of (i) the Closing Indebtedness less (ii) the "Permitted Financed Payments," hereafter defined.

               1.2.2 The term "Closing Indebtedness" means the liability of the Company, as of the Closing Date, in respect of (i) all indebtedness for borrowed money (including the current portion of any long-term indebtedness), including, without limitation, all such liability under the bank agreements listed under the caption "Banking and Credit" on Schedule 3.7 hereto, (ii) all accrued and unpaid interest, if any, fees (excluding any prepayment penalties, which are the subject of clause (iii) hereof) and other charges or amounts payable with respect to any indebtedness referred to in clause (i) and (iii) 50% of the prepayment penalties, if any, that are payable by the Company under the debt agreement listed as Item B.2. under the caption "Banking and Credit" on Schedule 3.7 hereto if the outstanding indebtedness under such debt agreement is repaid on the Closing Date; provided that the term "Closing Indebtedness" shall not include (i) any liability of the Company in respect of any obligation under any lease of property, real or personal, the obligations in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee (or the current maturities of any such capitalized obligations) or (ii) any liabilities of a kind that have historically been classified as a "Rent Payable" and/or "Lease Liability" on the Company's financial statements. The term "Permitted Financed Payments" means the sum of the "Permitted Financed Transaction Costs" (defined at Section 5.7) plus the "Permitted Financed S Corporation Tax Distributions" (defined at Section 5.1.1). Notwithstanding the foregoing, Sellers shall be permitted to use cash on hand to pay indebtedness for borrowed money in determining "Closing Indebtedness."

               1.2.3   The Buyer shall have the election, as described in
Section 8.3, to request the Sellers to cause all Closing Indebtedness to be paid off at the Closing Date, using funds supplied by the Buyer. Except as provided in Section 1.2.1, such election shall not affect the computation of the Purchase Price.

        1.3 Division of Purchase Price Among Companies. The Purchase Price shall be allocated among the Companies as follows:

               1.3.1   One ($1.00) Dollar shall be allocated to MedoMX.

               1.3.2 Three Hundred Forty-Three Thousand Six Hundred Sixty-Eight ($343,668) Dollars shall be allocated to MedoCA.

               1.3.3 The balance of the Purchase Price shall be allocated 57.29% to MedoNY and 42.71% to MedoMD.

        1.4 Division of Purchase Price Among Sellers. The Purchase Price shall be payable to the Sellers in the following proportions (in each case rounded up or down to the nearest whole cent):

        (a) with respect to MedoMx, MedoNY and MedoMD:

               Mark           50%
               David          20%
               Eric           20%
               Harvey         10%

        (b) with respect to MedoCA:

               Mark           70%
               David          10%
               Eric           10%
               Harvey         10%

        1.5 Payment of Purchase Price. The Purchase Price shall be paid by the Buyer to each Seller by wire transfer at the Closing in accordance with wire instructions furnished to Buyer by each such Seller at least two business days prior to the Closing Date. The Purchase Price shall be subject to confirmation of receipt.


2       Time and Place of the Closing; Closing Date. The consummation of the transactions contemplated under this Agreement (the "Closing") shall take place at 9:30 a.m., New York time, at the offices of Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C., 425 Park Avenue, New York, New York on October 8, 1996, or such other date after the conditions set forth in Sections 6.1.3 and 6.1.5 have been satisfied as is mutually agreed to in writing by the Buyer and the Sellers, subject, in all cases, to the terms of Section 7 hereto. (The date of the Closing is referred to in this Agreement as the "Closing Date").

3       Representations and Warranties of the Sellers.  Each Seller represents and warrants to the Buyer as follows, it being understood and agreed that (i) any disclosure contained in this Section 3, or in any schedule or exhibit referred to in this Section 3 shall be deemed a disclosure as to all such representations and warranties, whether or not such disclosure is specifically referred to by such representation and warranty, and (ii) each Seller makes the following representations and warranties severally as to himself and jointly and severally as to the Company:

        3.1 Authority of the Sellers. Each Seller has the full right, power and capacity to enter into and perform his obligations under this Agreement and each and every other agreement, undertaking, document or other instrument being executed and delivered by each Seller in connection with or pursuant to this Agreement, the Closing under this Agreement or any of the transactions contemplated by this Agreement (collectively with this Agreement, the "Acquisition Documents").

        3.2 Enforceability. This Agreement has been duly executed and delivered, and each of the other Acquisition Documents has been duly executed and delivered (or will at the Closing be duly executed and delivered), by each Seller a party thereto and constitutes or will constitute the valid and binding agreement of each Seller a party thereto enforceable against him in accordance with its terms, except that such enforcement may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally, or (b) equitable rules or principles affecting the enforcement of obligations generally, whether at law or in equity.

        3.3 Ownership of Stock. Each Seller is the record and beneficial owner of the number of shares issued by the Company as set forth opposite his name on Schedule 3.3, free and clear of any and all Liens, and, upon the delivery of and payment for such shares at the Closing as provided for in this Agreement, Buyer will acquire good and valid title to all the Acquired Shares, free and clear of all Liens, other than any Liens created by or on behalf of Buyer.

        3.4 Existence and Qualification. Each of MedoNY, MedoMD, MedoCA and MedoMX is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (its "Home Jurisdiction"), with full corporate power and authority to conduct the Business and to own, lease and operate its assets and properties as now conducted and operated. The foregoing corporations are duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. None of MedoNY, MedoMD, MedoCA or MedoMX has been notified by any governmental authority other than its Home Jurisdiction that it is required to qualify to do business in its jurisdiction.

        3.5    Capitalization.

               3.5.1 The authorized capital stock of the Company is as set forth on Schedule 3.5. All of the issued and outstanding shares of capital stock of the Company are owned of record and beneficially as set forth on
Schedule 3.3. No other shares of the capital stock of the Company are, or at the time of the Closing will be, outstanding. All of the Acquired Shares are duly authorized for issuance, are validly issued, and are fully paid and nonassessable, and each of the Acquired Shares is, and at the Closing will be, free and clear of all Liens.

               3.5.2 Other than this Agreement, there are no outstanding options, warrants or rights or agreements of any kind to acquire any shares of any class of capital stock of the Company, and there are no outstanding securities convertible into or exchangeable for any shares of any class of capital stock of the Company, nor does the Company have any obligation to issue or enter into any such options, warrants, rights, agreements or securities. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of any class of its capital stock or other equity interests. Except for shareholders agreements among the Sellers which require all of the Sellers to cast their votes in a specific manner for directors and officers and which will be terminated by the Sellers at or before the Closing, there are no existing proxies, agreements or arrangements of any kind that require or permit any shares of the Company to be voted by or at the discretion of anyone other than the record owner.

        3.6 Execution and Consummation Not a Default. Except as set forth in Schedule 3.6, the execution, performance and delivery of each of the Acquisition Documents by each Seller a party thereto, the consummation of the transactions contemplated under each of the Acquisition Documents by each Seller a party thereto and the compliance by each Seller with the provisions of each of the Acquisition Documents to which he is a party will not (a) except as set forth in Section 5.3, require any Seller or the Company to make any filing or registration with, or obtain any other permit, authorization, consent or approval of, any governmental or regulatory authority; (b) conflict with or breach in any respect any provision of the articles of incorporation, by-laws or other organizational documents of the Company; (c) constitute a material default or material breach (or an event which, with notice or lapse of time or both, would constitute a material default or material breach) under any of the terms, covenants, conditions or provisions of, or give rise to a right to terminate, or to accelerate or increase the amount of any payment due, or to receive any payment under, any Material Contract, except for such Material Contracts as to which requisite waivers or consents either have been or will be obtained (and copies thereof delivered to the Buyer) or the obtaining of which has been expressly waived in writing by the Buyer, (d) result in the creation of any Lien on any asset of the Company or on any of the Acquired Shares; (e) violate in any material respect any order, writ, injunction, decree, judgment or ruling of any court or governmental authority applicable to the Company or to any of the Acquired Shares; or (f) violate in any material respect any statute, law, rule or regulation applicable to the Company or any Seller.

        3.7    Material Contracts.

               3.7.1 Schedule 3.7 sets forth a complete and correct list of all "Material Contracts"(hereafter defined) of the Company.

               3.7.2 "Material Contracts" includes any Contract (as defined below) to which the Company is a party that (i) provides for aggregate future payments (not determined by reference to a percentage of sales) by the Company of more than $125,000; (ii) has an unexpired term exceeding twelve (12) months and may not be canceled upon less than thirty (30) days' notice without any liability, penalty or premium on the part of the Company; (iii) was entered into with any current or former officer, director or employee of the Company and provides for aggregate future payments by the Company of more than $50,000;
(iv) guarantees or indemnifies or otherwise causes the Company to be liable for the obligations or liabilities of another Person (other than MedoNY, MedoMD, MedoCA or MedoMX); (v) involves or relates to the borrowing or lending of money, including mortgages, indentures and security agreements, but excluding leases of equipment to the Company in the ordinary course of business and excluding employee advances, all of which are reflected in the books and records of the Company; (vi) restricts the Company from carrying on its respective businesses as presently conducted anywhere in the world; (vii) involves as a party any Person (other than MedoNY, MedoMD, MedoCA or MedoMX) in which any Seller, or any officer, director or employee of the Company has any interest; (viii) involves as a party any of the Company's five (5) largest customers or five (5) largest suppliers (each determined by dollar volume within the 12-month period ending with the Balance Sheet Date); (ix) is a lease of real property involving the Company as either a lessor or lessee; or (x) is a License set forth on Schedule 3.12. True and complete copies of all Material Contracts listed on Schedule 3.7 have been made available to the Buyer.

               3.7.3 The term "Contract" means any contract, agreement, understanding, commitment, mortgage, debt instrument, security agreement, license, guarantee, lease, charter, franchise or agency agreement, and all amendments thereto.

               3.7.4 Except as set forth on Schedule 3.7 or Schedule 3.12, with respect to any Material Contract:

                              3.7.4.1 No Person has claimed or alleged any existing default or breach on the part of the Company, or any event that with notice or lapse of time or both would constitute a default or breach on the part of the Company;

                              3.7.4.2 To the knowledge of each Seller, there does not currently exist any default or breach on the part of the Company, or any event that with notice or lapse of time or both would constitute a default or breach on the part of the Company; and

                              3.7.4.3 To the knowledge of each Seller, there does not currently exist any default or breach on the part of any other party, or any event that with notice or lapse of time or both would constitute a default or breach on the part of any other party.

               3.7.5   To the knowledge of each Seller, the Material Contracts
(i) are in full force and effect, (ii) constitute the legal, valid and binding obligations of the Company and (iii) constitute the legal, valid and binding obligations of the other parties thereto. The preceding sentence is subject to the exception that enforcement of the Material Contracts may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally, or (b) equitable rules or principles affecting the enforcement of obligations generally, whether at law or in equity.

        3.8    Financial Statements.

        The Sellers have made available to the Buyer (a) the reports entitled "Audited Combined Financial Statements and Other Financial Information" for MedoNY, MedoMD and MedoCA as of the Balance Sheet Date (the "1995 Financials"), December 31, 1994 and December 31, 1993, together with the notes thereto, as audited and prepared by Ernst & Young, LLP, the Company's independent certified public accountants ("Year-End Financial Statements") and (b) the balance sheet of the Company as of July 26, 1996 and income statement for the period then ended, all on a combined basis ("Interim Statements"; the Year-End Financial Statements and Interim Financial Statements are, collectively, the "Financial Statements").

               3.8.1 The Year-End Financial Statements and Interim Statements have been prepared in accordance with GAAP consistently applied from period to period. The Year-End Financial Statements fairly present the combined financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated and the Interim Statements fairly present the combined financial position and results of operations of the Company as of and for the period ended July 26, 1996.

               3.8.2 MedoMX has no assets or liabilities and has not yet engaged in any business other than matters related to its incorporation and authorization to do business in Mexico.

        3.9    Absence of Undisclosed Liabilities.  Except as set forth in
Schedule 3.9 or otherwise disclosed in this Agreement or any schedule annexed hereto, the Company does not have any material liabilities or obligations of any nature, absolute, accrued, contingent or otherwise, other than those that
(a) are set forth or fully reserved against in the Financial Statements or (b) were incurred since the Balance Sheet Date in the ordinary course of business.

        3.10   Personal Property Used in the Business.

               3.10.1 A complete list of all items of material personal property (other than inventory) which is owned by the Company and used in the Business (the "Business Personal Property") is included on Schedule 3.10. The Company has good title, free and clear of any and all Liens, to the Business Personal Property, except for (i) the Liens set forth on Schedule 3.10 or in any other Section of or Schedule to this Agreement and (ii) Liens, if any, for current taxes not yet due and payable. The Company does not lease any Material Personal Property. The Company does not use any personal property in the Business which is owned or leased by any of the Sellers or any director, officer, employee, agent, or representative of the Company, and the Company does not, with respect to the Business Personal Property, owe any amount to or have any contract with or commitment to, any of the Sellers or any director, officer, employee, agent, or representative of the Company.

               3.10.2 The Business Personal Property is in good repair, working order and operating condition (subject to ordinary wear and tear), is adequate for use in the conduct of the Business as presently conducted and conforms to all applicable ordinances, rules and regulations including all building, zoning and other laws.

               3.10.3 An item of personal property is considered "material"for purposes of this Section 3.10 if its original cost is more than $50,000.

        3.11 Owned Real Property. The Company does not own any real property.

        3.12   Intangible Assets.

               3.12.1 For purposes of this Agreement, "Intellectual Property"shall mean United States and foreign patents, trademarks, trade names, trade dress, service names, service marks, domain names, copyrights, logos, franchises and permits, designs, including any authorizations, applications or registrations thereof, inventions, processes, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and other intellectual property and proprietary rights, whether or not subject to statutory registration or protection, and tangible embodiments of any of the
foregoing (in any medium including electronic media).   Schedule 3.12 sets
forth a complete and correct list of (x) all Intellectual Property owned by the Company (the "Owned Intellectual Property"); provided, however, that Owned Intellectual Property shall include, but Schedule 3.12 need not disclose (i) inventions, processes, formulae, trade secrets, know-how, confidential information and other similar proprietary rights (the "Proprietary Information") and (ii) "Non-Registered Owned Intellectual Property," which for the purposes of this Agreement shall mean Owned Intellectual Property (excluding Proprietary Information) that is not registered or the subject of a pending application for registration, and used in the Business, specifying each jurisdiction by or in which such Owned Intellectual Property has been issued or registered, or in which an application for such issuance or registration, has been filed, including the respective registration or application date and number, and (y) all license or sublicense agreements, instruments, commitments, understandings or other arrangements, written or oral, with respect to any Intellectual Property which relate to the Business, and to which the Company is a party ("Licenses"), specifying for each such License a summary description, including the parties thereunder, the particular Intellectual Property covered, whether the License is exclusive or non-exclusive, and the term thereof.
Except as set forth in Schedule 3.12, the Company has been granted, by each licensor, the exclusive right to use the Intellectual Property under each such License, pursuant to the provisions of such License. The Owned Intellectual Property and the Intellectual Property rights of the Company under the Licenses are all the Intellectual Property used in connection with or necessary for the conduct of the Business as presently conducted. The Business, as presently conducted, does not infringe upon, and is not inconsistent with, the Intellectual Property rights of any Person. Except as set forth in Schedule 3.12, the Company has not been sued or threatened with suit, for infringement, violation, interference, misappropriation or breach of any Intellectual Property rights of any Person. To the knowledge of each Seller, no basis exists for any such suit. Except as set forth in Schedule 3.12, none of the Sellers is aware of any infringement, violation, interference, misappropriation or breach of the Owned Intellectual Property or Licenses by any other Person. Except as set forth in Schedule 3.12, none of the Owned Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or governmental authority.

               3.12.2 The Company owns any and all right, title and interest in and to the Owned Intellectual Property used in connection with the Business, free and clear of any Liens except as set forth in Schedule 3.12. Except as set forth in Schedule 3.12, (i) the Company has the full and exclusive right (except to the extent that it has licensed any of such rights to another Person) to (a) use the Proprietary Information and (b) use the Owned Intellectual Property (except for the Non-Registered Owned Intellectual Property) in such jurisdictions in which such Owned Intellectual Property has been registered or is pending registration, (ii) has not sold, licensed or otherwise disposed of any of the Owned Intellectual Property to any Person and
(iii) has not agreed to indemnify any Person for infringement of any patent, trademark or copyright licensed by the Company to any such Person. With respect to all Non-Registered Owned Intellectual Property, the Company has the full and exclusive right to use such Non-Registered Owned Intellectual Property, to the extent that the Company's exclusive right is protectable by law.

               3.12.3 Except as set forth in Schedule 3.6, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with, alter, infringe or impair any Owned Intellectual Property or the rights of the Company under the Licenses.

               3.12.4 Except as set forth in Schedule 3.12, each patent, trademark, trade name, trade dress, service name, service mark, domain name, copyright, logo, franchise and permit, or design, and any authorization, application or registration therefor, included in the Owned Intellectual Property is in proper form, in every material respect, not disclaimed and has been properly maintained and otherwise duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or such other filing offices, domestic or foreign, to the extent necessary or desirable and the Company has taken such other actions reasonably necessary to ensure full protection under any applicable laws and such registrations, filings, issuances and other actions remain in full force and effect.

               3.12.5  True and complete copies of all Licenses listed on
Schedule 3.12 have been made available to the Buyer.

               3.12.6 The Company does not currently use and does not intend to use the mark Ozex in connection with the Business at any time prior to the Closing Date.

        3.13 Receivables. The trade accounts and other receivables of the Company reflected in the Financial Statements are bona fide receivables, arose out of arms' length transactions, and, except to the extent (a) expressly reserved in the Financial Statements, or (b) covered by credit insurance maintained by the Company, are recorded correctly on the books and records of the Company and are good and collectible.

        3.14 Complete Business. The real property, personal property and intangible assets owned, licensed or leased by the Company represent substantially all of the assets historically used in and necessary to conduct the Business in the manner in which it has been conducted by the Company. No part of the Business is conducted by or through any Person other than the Company. Except as set forth in Schedule 3.14, the Company does not own, lease or license any asset that is not used exclusively in the operation of the Business. The consummation of the transactions expressly contemplated by this Agreement will not result in the loss by the Company of any asset or right that is necessary to permit the Company to continue to operate the Business in a manner substantially identical to the operation of the Business by the Company as presently conducted.

        3.15 Capital Improvements. Schedule 3.15 contains a description of each capital improvement, construction, renovation or expenditure for new or used equipment or similar project (other than routine maintenance and repair) with respect to the assets and properties of the Company which is in process or for which any contract has been entered into or for which any legally binding commitment by the Company has been made or purchase order has been issued.

        3.16 Absence of Certain Changes. Since the Balance Sheet Date, the Company has from time to time made distributions to the Sellers with respect to their respective AAA Accounts (all of such distributions are listed on Schedule 3.16). The term "AAA Account" means "Accumulated Adjustments Accounts"as
defined by Code Section 1368(e)(1).   Except as set forth in the preceding
sentence, or as permitted by this Agreement or as set forth in Schedule 3.16, since the Balance Sheet Date there has not been, occurred or arisen:

               3.16.1 any material liability or obligation incurred by the Company other than in the ordinary course of business;

               3.16.2 any payment, discharge or satisfaction of any material claim, liability or obligation of the Company except (i) pursuant to existing contractual commitments or (ii) in the ordinary course of business;

               3.16.3 any action taken by any of the Sellers which has resulted in the creation of a Lien on any of the assets of the Company other than in the ordinary course of business;

               3.16.4 any material debt or receivable canceled or any material claims or rights of substantial value waived by the Company, except in the ordinary course of business;

               3.16.5 any sale, transfer or other disposition of any material right, title or interest in or to any of the properties or assets of the Company (real, personal or mixed, tangible or intangible) except in the ordinary course of business;

               3.16.6 any declaration or payment of any dividend or payment on (except as disclosed in the lead-in to this Section 3.16 and Schedule 3.16), or direct or indirect redemption, purchase or other acquisition of shares of such capital stock or any split, combination or reclassification of such capital stock;

               3.16.7 except as set forth in Schedule 3.29 or in the ordinary course of business and consistent with past practice, any: (i) approval, commitment or action to put into effect any general increase in any compensation or benefits payable to any class or group of employees of the Company, any increase in the compensation payable or to become payable to any director, officer or employee or any payment, grant or accrual to or for the benefit of any director, officer or employee of any bonus, service award, percentage compensation, incentive compensation, deferred compensation or pension, welfare or other benefit, in each case other than raises given since the Balance Sheet Date in the ordinary course, or (ii) adoption or amendment of or commitment to adopt or amend any employee pension benefit plan or employee welfare benefit plan, or any change in control, retention, severance agreement or employment plan, agreement, policy or contract to which any director or officer of the Company is a party;

               3.16.8 any amendment or change in the articles of incorporation, by-laws or other organizational documents of the Company;

               3.16.9 any material adverse change in any of the Business, financial condition or liabilities of the Company;

               3.16.10 any prepayment of any material obligation of the Company, except in the ordinary course of business;

               3.16.11 any guarantee, indemnity or other obligation of the Company causing the Company to be liable for the obligations or liabilities of another (other than MedoNY, MedoMD, MedoCA or MedoMX), other than as set forth on Schedule 3.7;

               3.16.12 any damage, destruction or loss, whether or not covered by insurance, materially adverse to the assets or Business of the Company;

               3.16.13 any issuance or sale of any capital stock of the Company, or any subscriptions, options, warrants, calls, conversions or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company, contingently or otherwise, to issue or sell, or cause to be issued or sold, any capital stock of the Company;

               3.16.14 any material change (for book or tax purposes) in any method of accounting or accounting practice;

               3.16.15 any loss of any key employee or key independent contractor or, other than in the ordinary course of business consistent with past practice, any retention of any new key employees or independent contractors;

               3.16.16 except as set forth in Schedule 3.16, any write-off of any receivable except in the ordinary course of business consistent with past practices; or

               3.16.17 except as set forth in Schedule 3.16, any material transaction not in the ordinary course of business or an agreement (whether or not in writing) to effect any material transaction not in the ordinary course of business.

        3.17   Litigation and Claims.  Except as set forth on Schedule 3.17,
(a) there are no private or governmental law suits, claims or actions or administrative proceedings (i) pending against the Company, or (ii) to the knowledge of each Seller, threatened against the Company or (iii) pending or threatened against the transactions contemplated by this Agreement or the Sellers with respect to the transactions contemplated by this Agreement, (b) nor are there any judgments, decrees or orders either naming the Company or enjoining the Company in respect of the acquisition of any securities, rights or property of any kind or in respect of the conduct of business in any area. To the knowledge of each Seller, there are no investigations pending or threatened against the Company.

        3.18 Insurance. Schedule 3.18 summarizes the insurance coverage maintained by the Company on its plant, property and equipment and other assets and properties, and all other policies of insurance owned or maintained by the Sellers on or in connection with the Business, including all policies or binders of fire, liability, vehicular, title and other insurance, specifying the insurer, the type of insurance, and the policy number. Except for amounts deductible under such policies of insurance and described in Schedules 3.18 or
3.19 otherwise reflected in the insurance policies, the Company is not and has not been prior to the date hereof subject to liability as a self-insurer. All of the policies disclosed on Schedule 3.18 are valid and binding and in full force and effect, all premiums due thereon have been paid, and there is no material breach or material default on the part of the Company with respect to any provision contained in any such policy. Except as set forth in Schedule 3.18, no notice of termination or premium increase other than in the ordinary course of business has been received under any such insurance policy. The Company believes that the insurance coverage provided by such policies is adequate for the business engaged in by the Company.

        3.19   Employee Benefit Plans.

               3.19.1 Except as set forth in Schedule 3.19, the Company does not maintain, have any liability with respect to or contribute to any employee pension benefit plans (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and the only welfare benefit plans (as defined in section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination, retention, change in control, fringe or other benefit or other compensation plans, agreements, policies or arrangements presently maintained by, or contributed to by the Company for the benefit of any current or former employee of the Company, or with respect to which the Company may have any liability, are those set forth in Schedule 3.19 (all such plans, agreements, policies and arrangements referred to collectively as the "Benefit Plans"). True and complete copies of all Benefit Plans listed on Schedule 3.19 have been made available to the Buyer.

               3.19.2 Except as set forth in Schedule 3.19, the Company and each of the Benefit Plans are in material compliance with and have been operated and administered in accordance with all applicable laws, including, without limitation, all applicable provisions of ERISA, those provisions of the Internal Revenue Code of 1986, as amended (the "Code") applicable to the Benefit Plans and applicable foreign laws, except for any such failure to comply, operate or administer that will not result in any material liability or obligation of the Company.

               3.19.3 All premium payments and other contributions to, and payments from, the Benefit Plans which have been required to be made in accordance with the Benefit Plans have been timely made. All such premiums and other contributions to the Benefit Plans or any applicable law, and all payments under the Benefit Plans, except those to be made by an insurer, for any period ending before the Balance Sheet Date that are not yet, but will be, required to be made are properly accrued and reflected on the 1995 Financials or are set forth in Schedule 3.19.

               3.19.4 Except as set forth in Schedule 3.19, all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed (taking into account any permissible extensions of time), as the case may be.

               3.19.5 At no time has (i) the Company or (ii) any other entity, whether or not incorporated (that is, or, at any relevant time, was together with the Company, treated as a "single employer" under section 414(b), 414(c) or 414(m) of the Code), incurred any liability which could subject Buyer or the Company to any liability under Title I or IV of ERISA or any of the penalty or excise tax provisions of the Code applicable to employee benefit plans, and no event or circumstance has occurred or exists that could result in any such liability to the Buyer or the Company.

               3.19.6 At no time has the Company contributed, or been required to contribute to, any multiemployer pension plan, within the meaning of section 3(37) of ERISA or multiple employer pension plan, within the meaning of Section 4063 or 4064 of ERISA.

               3.19.7 The Company does not maintain and never has maintained and does not contribute, never has contributed and never has been required to contribute to any Benefit Plan providing, and does not otherwise have any obligation to provide, medical, health or life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents other than a plan that is set forth on Schedule 3.19.

               3.19.8 Except as set forth in Schedule 3.19, each Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

               3.19.9 There has been no "prohibited transaction," within the meaning of section 4975 of the Code or Section 406 of ERISA, and no breach of fiduciary duty with respect to any Benefit Plan or the assets thereof that could result in any liability to the Buyer or the Company.

               3.19.10 Except as set forth in Schedule 3.19, there are no material pending or, to the best knowledge of each Seller, threatened claims by or on behalf of any of the Benefit Plans, by any employee or otherwise involving any such Benefit Plan or the assets of any Benefit Plan (other than routine claims for benefits).

               3.19.11 Except as set forth in Schedule 3.29, the consummation of the transactions contemplated by this Agreement will not result in (i) an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee of the Company or (ii) require the Company or the Buyer to make any payment that constitutes a "parachute payment," within the meaning of section 280G(b)(2) of the Code.

        3.20   Environmental Matters.

               3.20.1 The Company holds and is in material compliance with all, and is not in material violation of any, Environmental Permits, and all of such Environmental Permits are in full force and effect. All such Environmental Permits and the expiration dates thereof are listed in Schedule
3.20. Except as set forth on Schedule 3.20, the Company will continue to be entitled to all of the benefits of all of such Environmental Permits after the Closing without any action on the part of the Company. The Company is in material compliance with all, and is not in material violation of any Environmental Laws. The Company has made timely application for renewals of all such Environmental Permits. True and complete copies of all Environmental Permits listed on Schedule 3.20 have been made available to the Buyer.

               3.20.2 Except as set forth in Schedule 3.20, to the knowledge of the Sellers, neither the Sellers nor the Company have caused, nor have they taken any action that would result in, and neither the Sellers nor the Company is subject to, any material liability or material obligation relating to (i) the environmental conditions on, under, or about the properties or assets owned, leased or used by Sellers or the Company in the Business at the present time or in the past, including without limitation, the soil and groundwater conditions at such properties; or (ii) the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Substances.

               3.20.3 Except as set forth in Schedule 3.20, the Company has not received within the prior two (2) year period any request for information, notice of claim, complaint, demand or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release of any Hazardous Substance.

               3.20.4 Except as set forth in Schedule 3.20, there are no underground storage tanks, active or abandoned, at any property now or previously owned, operated or leased by the Company and for which the Company may have legal responsibility under applicable environmental laws.

               3.20.5 Except as set forth in Schedule 3.20, no material amount of any Hazardous Substance owned or used by the Company has come to be located at any site which is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or the Comprehensive Environmental Response Compensation and Liability Information System ("CERCLIS") or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or the Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

               3.20.6 Except as set forth in Schedule 3.20, there has been no Release of any amount of any Hazardous Substance at, on, about or under any property now or formerly owned, operated or leased by the Company, which Release may have a material adverse effect and for which Release the Company may have legal responsibility under applicable Environmental Laws.

               3.20.7 Except as set forth in Schedule 3.20, there are no Environmental Liens on any properties owned by the Company and no actions by any federal, state, local or foreign governmental or regulatory agency or authority have been taken or are in process or pending which could subject any of such properties to such liens.

               3.20.8  Certain Environmental Definitions:


                              3.20.8.1 "Environmental Laws" means all Federal, state and local Laws and orders issued, promulgated, approved or entered relating to environmental matters, the protection of the environment or the protection of public health and safety from environmental concerns, including without limitation Laws relating to the Release or threatened Release of Hazardous Substances (including, without limitation, Release into ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                              3.20.8.2 "Law" means any federal, state, local or foreign law, statute, code, common law rule, order, ordinance, rule, regulation, permit, licensing or other requirement, or judicial or administrative decision.

                              3.20.8.3 "Environmental Permits" means any permits, registrations, authorizations, approvals, licenses, certificates, certificates of occupancy or use, grants, franchises, exceptions, variances, orders, governmental authorizations or approvals, or any other permits, regulatory plans and compliance schedules which may be required by Environmental Laws and which relate to the Business.

                              3.20.8.4 "Hazardous Substances" means all hazardous substances, pesticides, wastes, extremely hazardous substances, hazardous materials, hazardous wastes, hazardous constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, and related materials, including without limitation any such materials defined, listed, identified under or described in any Environmental Laws.

                              3.20.8.5       "Release" means any release,
                       spill, escape, emission, emptying, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration into the environment or out of any property, including the movement of any materials through or in the air, soil, surface water, ground water or property.

       3.21    Deliveries of Documents; Corporate Records.

               3.21.1 The Sellers have made available to the Buyer true, correct and complete copies of all documents, instruments, agreements, contracts and records referred to in the schedules to this Agreement and copies of the certificates or articles of incorporation and all amendments thereto, the by-laws, as amended, and other organizational documents of the Company.
The minute and stock record books of the Company contain true, correct and complete copies of the records of all meetings and consents in lieu of a meeting of the Board of Directors and/or shareholders of the Company.

               3.21.2 The stock ledger and transfer books of the Company are complete and correct and properly reflect all transfers of the capital stock of the Company.

        3.22   Tax Matters.

               3.22.1 Except as disclosed on Schedule 3.22, each of MedoNY, MedoMD, MedoCA and MedoMX has timely filed all of its Tax Returns required to be filed on or before the date hereof (after giving effect to all extensions) except to the extent that any failure to so file relates to a Tax authority in a jurisdiction in which the Company's level of activity or property is immaterial and except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are being maintained in accordance with GAAP. All Tax Returns filed by the Company are true, correct and complete, and the Company has timely paid all Taxes shown to be due and payable on such Tax Returns to the extent that the same have become due and payable on or before the Closing. Except as disclosed on Schedule 3.22, the Company has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, collection and withholding of Taxes and has timely and properly collected or withheld and timely paid over to the proper governmental authorities all Taxes required to be so collected or withheld and paid over. None of MedoNY, MedoMD, MedoCA or MedoMX (a) is or has been a member of any consolidated, combined, unitary or similar group for Tax purposes, (b) is bound by any Tax sharing, allocation or similar agreement, (c) has at any time filed a consent under section 341(f) of the Code, (d) is or has been a "United States real property holding corporation" (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, and (e) will as a result of the transactions contemplated by this Agreement make or become obligated to make any parachute payment as defined in section 28OG of the Code. None of the assets of the Company (i) is property required to be treated as being owned by any other Person under the "safe harbor lease" provisions of former section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or (ii) has been financed with or directly or indirectly secures any bond or debt the interest on which is tax-exempt under section 103(a) of the Code. Neither MedoNY nor MedoMD has acquired assets from a C Corporation in a tax free transaction described in Section 1374(d)(8) of the Code.

               3.22.2 Each of MedoNY and MedoMD is now and has been at all times since December 31, 1986 and August 28, 1986, respectively, an S Corporation for federal income tax purposes within the meaning of Section 1361(a) of the Code pursuant to a valid election to be an S Corporation filed by each of them, to which all Persons who were shareholders on the date of such election gave their (and if necessary each shareholder's spouse gave his or her) consent prior to the corporation's tax year beginning January 1, 1987.
Schedule 3.22 sets forth each jurisdiction in which a valid S corporation election for MedoNY and MedoMD is in effect or is otherwise treated as an S corporation for state or local Tax purposes and the date beginning with which such election or treatment has been continuously in effect.

               3.22.3 The Sellers have made available to the Buyer copies of all federal, foreign, state and local income and franchise Tax Returns of the Company for all periods ending in calendar years 1993 and 1994 together with copies of all reports of federal, foreign, state, and local Tax authorities relating to any audit or examination of such Tax Returns or any action or proceeding, assessment or collection relating thereto. Except as set forth in
Schedule 3.22, the Company is not a party to (nor has it received any notice of the commencement of) any audit, examination, action or proceedings, assessment or collection of Taxes by any governmental authority relating to the business and operations of the Company. Except as set forth in Schedule 3.22, none of MedoNY, MedoMD, MedoCA or MedoMX has been notified by any governmental authority other than its Home Jurisdiction that it is required to file Tax Returns. The Company has not executed any waiver of the statute of limitations for any taxable period, which waiver has not expired.

               3.22.4 For purposes of this Agreement, the term "Taxes" shall mean all taxes, levies or other like assessments, charges or fees (including water, sewer and garbage assessments, charges or fees), and shall include, without limitation, any and all income, gross receipts, excise, property, sales, use, ad valorem, transfer, profits, severance, stamp, occupation, capital stock, occupancy, license, payroll, withholding, employment, unemployment, estimated, social security, environmental and franchise or other governmental taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof on the Company and/or its business activities; and such term shall include any interest, penalties or additions to tax attributable to such assessments.

               3.22.5 For purposes of this Agreement, the term "Tax Returns" shall mean all returns (including information returns and amended returns), declarations, reports, estimates and statements regarding Taxes, which are or were required to be filed under federal, foreign, state or local law in jurisdictions described in Section 3.22.1 or which were actually filed.

        3.23 Compliance with Laws. All matters pertaining to Environmental Laws are dealt with exclusively in Section 3.20 above. The following representations pertain to laws other than Environmental Laws:

               3.23.1 Except as described in Schedule 3.23, the Company is in material compliance with, and no material default or material violation exists under, laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state and local governments and all agencies thereof (collectively, "Laws and Requirements of Laws") applicable to the Business, operations and properties of the Company, and no action, suit, proceeding, hearing, demand or notice, or (to the knowledge of each Seller) investigation, charge, complaint or claim, has been filed or commenced against the Company alleging any material failure so to comply. The Company is not, and none of the transactions contemplated under this Agreement are, subject to any existing judgment, order or decree entered in any lawsuit, governmental or legal proceeding, and (to the knowledge of each Seller) no investigations by any governmental authority, have been conducted (other than by or on behalf of the Sellers or the Company) during the prior two
(2) year period, in connection with the Business. The Company has duly filed all material reports and returns required to be filed with governmental authorities and obtained all material governmental or regulatory permits and licenses and all other material governmental consents which are required in connection with and related to the Business. Such permits, licenses and consents are in full force and effect, will remain in full force and effect immediately after the Closing, and the Company has not received any notice of any proceedings for the suspension or cancellation of any of such permits, licenses and consents.
Schedule 3.23 contains a complete list or description of all of such permits, licenses and consents, and the Company has made available true and complete copies of all such permits, licenses and consents, including any and all amendments to such items.

               3.23.2 All of the products manufactured or sold by the Company or in connection with the Business are fit for the use or uses intended, have been manufactured, produced, distributed and sold in material compliance with all Laws and Requirements of Laws, except such non-compliance as would not have a material adverse effect on the Business of the Company taken as a whole, and except as set forth on Schedule 3.23.

        3.24 Conflicts. Except as set forth in Schedule 3.24, each Seller represents that neither he nor any officer or director of the Company (a) has or within the prior three (3) year period has had any direct or indirect interest in (i) any Person (other than MedoNY, MedoMD, MedoCA or MedoMX) which transacts any business with the Company or (ii) any property, asset or right that is used in the conduct of the Business of the Company or (b) has or within the past three (3) years has had any contractual relationship with the Company, other than such relationship as relates to being such officer or director of the Company.

        3.25 Customers and Suppliers. Included in Schedule 3.25 is a list indicating those customers for which the Company had sales exceeding $500,000 for the calendar year ended December 31, 1995. The customers on such list are hereinafter referred to as "Significant Customers." Schedule 3.25 also sets forth a list of the five (5) largest suppliers ("Material Suppliers") of the Business during the same period. Except as set forth in Schedules 3.16 or 3.25, (i) since the Balance Sheet Date, there has not been any material adverse change in the business relationship of the Company with any Significant Customer or Material Supplier and each Seller represents that he is not aware of any threatened loss of any such Significant Customer or Material Supplier or the basis for any such loss, (ii) each Seller represents that neither he nor the Company has any Contracts with any Significant Customer or Material Supplier, other than Material Contracts or orders placed in the ordinary course of business, and (iii) the business relationship of the Company with each Significant Customer or Material Supplier is an arms' length relationship and no affiliation, relationship or transaction (financial or otherwise) exists or has existed, directly or indirectly, between any such Persons (or officers, directors, employees or agents of such Persons) except as is expressly described in the Material Contracts relating thereto.

        3.26 Labor Matters. Except as set forth on Schedule 3.26; there are no labor strikes, slowdowns or stoppages or other labor troubles pending or threatened with respect to the employees of the Company; no labor union represents any employees of the Company nor, to the knowledge of each Seller, is any labor union seeking to represent any employees of the Company; the Company is not a party to or bound by any collective bargaining agreement or any other agreement that restricts the Company from relocating or closing any or all of its Business or operations; there are no grievances or unfair labor practice charges asserted or, to the knowledge of each Seller, threatened which could result in any material liability to the Company or which might have an adverse effect upon the Business, or the financial condition or prospects of the Company, nor is there pending any arbitration proceeding arising out of or under any labor union agreement, and the Company has not experienced any work stoppage during the prior three (3) year period.

        3.27 Bank Accounts. Schedule 3.27, sets forth a complete and correct list of the names and locations of all banks, depositories and other financial institutions in which the Company has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

        3.28 Officers and Directors. Schedule 3.28, sets forth the names and titles of the directors and officers of the Company.

        3.29 Employees. Schedule 3.29, contains a complete and correct list of all Persons receiving compensation from the Company or any Affiliates of the Company in excess of $75,000 per annum and a description of the compensation and the components thereof to which each such Person currently is or in the future will be entitled. Except as disclosed in Schedule 3.29, to the knowledge of each Seller, none of such Persons has indicated to the officers of the Company any intent to leave the employ of the Company.

        3.30 Inventories. Except to the extent reserved on the Financial Statements, the inventories of raw materials, work in progress and finished goods of the Company consist of items of a quality and quantity useable and saleable in the ordinary course of business by the Company in accordance with applicable laws, at prices not less than the Company's most recent standard cost of such items.

        3.31 Subsidiaries. Except as set forth in Schedule 3.31, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any other equity or ownership interest or investment in any partnership, joint venture, business or other Person. At Closing, the Company will not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any other equity or ownership interest or investment in any partnership, joint venture, business or Person.

        3.32 Warranties and Returns. Schedule 3.32, sets forth a summary of the present practices and policies followed by the Company with respect to warranties and returns of any products manufactured or sold by it. Except as set forth on Schedule 3.32, there is not currently, nor has there been since January l, 1993, any failure or defect in any product sold by the Company that has required, or that may require, a general recall or replacement campaign or similar action with respect to such product or a reformulation or change of such product. Except as set forth on Schedule 3.32, to the knowledge of each Seller, the Company is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers except for returns in the ordinary course of business.

        3.33 No Brokers. Neither the Sellers nor the Company has retained or utilized the services of any broker, finder or other similar agent or representative in connection with the transactions contemplated by this Agreement, other than Goldman, Sachs & Co.

4       Representations and Warranties by the Buyer. The Buyer represents and warrants to the Sellers as follows:

        4.1 Authority of the Buyer. The Buyer has the full corporate power and authority to enter into and perform each of the Acquisition Documents to which it is a party. The execution and delivery of each of the Acquisition Documents to which the Buyer is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Buyer and no other proceedings on the part of the Buyer are necessary to authorize each of the Acquisition Documents to which it is a party or the consummation of the transactions contemplated thereby.

        4.2 Enforceability. Each of the Acquisition Documents to which the Buyer is a party has been duly executed and delivered by the Buyer and constitutes the valid and binding agreement of the Buyer enforceable against it in accordance with its terms, except that such enforcement may be limited by
(a) applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally, or (b) equitable rules or principles affecting the enforcement of obligations generally whether at law or in equity.

        4.3 Existence and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business and to own and operate its assets and properties as conducted and operated.

        4.4 Execution and Consummation not a Default. The execution, performance and delivery of each of the Acquisition Documents by the Buyer, the consummation of the transactions contemplated under each of the Acquisition Documents by the Buyer and the compliance by the Buyer with the provisions of each of the Acquisition Documents to which it is a party will not (a) except as set forth in Section 5.3, require the Buyer to make any filing or registration with, or obtain any other permit, authorization, consent or approval of, any federal or state governmental or regulatory authority; (b) conflict with or breach in any material respect any provision of the articles of incorporation or by-laws of the Buyer; (c) violate in any material respect any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority applicable to the Buyer; or (d) violate in any material respect any federal or state statute, law, rule or regulation applicable to the Buyer.

        4.5 No Brokers. The Buyer has not retained or utilized the services of any broker, finder or other similar agent or representative in connection with the transactions contemplated by this Agreement.

        4.6 Buyer's Reliance. Buyer acknowledges that it has had the opportunity to inspect the Company's premises and to conduct its due diligence investigation and is not relying upon any representations or warranties relating to the Business other than those set forth in this Agreement.

5       Further Agreements of the Parties.

        5.1 Certain Permitted Pre-Closing Acts of the Company. Between the Execution Date and the Closing Date the Sellers may cause the Company to distribute to the Sellers:

               5.1.1 Cash (whether available or borrowed) to pay federal, state and/or local income taxes of the Sellers attributable to the income of the Company for all taxable periods (the "Final S Tax Periods"), which begin after January 1, 1996 and end on the Closing Date to the extent, and only to the extent that: (i) such taxes or estimated payments with respect to such taxes have not been paid prior to the Execution Date, (ii) such cash distributions do not exceed $2.5 million in the aggregate and (iii) such distributions are made in accordance with the following provisions of this
Section 5.1.1 (all such qualifying distributions are referred to herein as "Permitted S Corporation Tax Distributions", and all such distributions which are financed with funds borrowed under the Company's credit agreements, are referred to herein as "Permitted Financed S Corporation Tax Distributions"):


                              5.1.1.1 At least three (3) days prior to the making of any such distributions which the Sellers desire to attribute to Permitted S Corporation Tax Distributions, the Sellers shall inform the Buyer of such intention in writing, together with a calculation of the taxes to be paid, accompanied by a statement from Ernst & Young, who will compute the taxes for each of the Sellers, that the amount of such tax liability is a reasonable estimate of amounts required to be paid by such Seller with respect to the income of the Company attributable to such Seller.


                              5.1.1.2 Within thirty (30) days following the date of filing of all tax returns for the Company for the Final S Tax Periods, the taxes payable by the Sellers relating to such taxable periods shall be finally calculated based on the income reflected on such returns, and the Permitted S Corporation Tax Distributions shall be finally determined as the excess of (i) the amount of all such taxes minus (ii) the amount of distributions made by the Company to the Sellers prior to the Execution Date, aggregating
                       $4,097,500.   The amount so finally determined shall be
                       accompanied by a statement from Ernst & Young, who will compute the taxes for each of the Sellers, that the amount so finally determined is the amount required to be paid by such Seller with respect to the income of the Company attributable to such Seller.

                              5.1.1.3 To the extent that the amount of the Permitted S Corporation Tax Distributions as finally determined differs from the amount of the Permitted S Corporation Tax Distributions previously made by the Company to the Sellers pursuant to this Section 5.1.1, then such difference shall be paid by the Buyer to the Sellers or by Sellers to the Buyer, as the case may be; provided, however, that in no event will the Permitted S Corporation Tax Distributions exceed $2.5 million.

                              5.1.1.4        All calculations of taxes
                       attributable to Permitted S Corporation Tax
                       Distributions shall be made at each respective Seller's highest marginal tax rate.

               5.1.2 All interests in life insurance policies on the lives of any of the Sellers; provided, however, not later than the Closing Date, (i) the Sellers shall pay to the Company the cash surrender value thereof, and (ii) the Sellers shall secure the Company's release (in a form reasonably acceptable to the Buyer) from any obligation to pay premiums in the future with respect to such life insurance.

        5.2 Conduct of the Business Pending the Closing. During the period from the Execution Date to the Closing Date, Sellers, jointly and severally, covenant and agree to cause the Company to carry on the Business, in substantially the same manner as heretofore conducted, and to use their reasonable commercial efforts to preserve intact their present business organization, keep available the services of their present officers and significant employees, sales agents and independent contractors, and preserve their relationships with customers, suppliers and others having business dealings with them, to the end that their goodwill and going business shall be maintained following the Closing. Without limiting the generality of the foregoing, Sellers, jointly and severally, covenant and agree that they will not permit the Company to do or agree to do, on or after the date hereof, any of the following:

               5.2.1 allow any of its assets to be subjected to any Lien, except in the ordinary course of business. All such Liens (except those of a type referred to in the second sentence of Section 3.10.1) originating during the period commencing on the Execution Date up to the Closing Date will be removed upon repayment of the Closing Indebtedness;

               5.2.2 sell, lease, license, transfer, or otherwise dispose of any right, title or interest in or to any of the properties or assets of the Company (real, personal or mixed, tangible or intangible) except in the ordinary course of business;

               5.2.3 borrow any money, incur any debt for borrowed money, guarantee any debt, incur any liability or agree to any of the foregoing, except for borrowings or liabilities incurred in the ordinary course of business (including but not limited to borrowings or liabilities incurred to assist the Company in making distributions for the purposes described in Sections 5.1.1 and 5.7);

               5.2.4 other than in the ordinary course of business consistent with past practice and except as required by law or the terms of any of the employee benefit plans set forth on Schedule 3.19, institute or amend, or agree to institute or amend, any bonus, pension, option, deferred compensation, retirement payment, profit sharing, welfare, severance, retention, change in control or like arrangement to or for the benefit of any of its current or former employees, officers, directors, agents or consultants;

               5.2.5 except as set forth on Schedule 3.29, increase the compensation or other benefits payable or to become payable to any of its directors, employees, officers, agents or consultants, other than raises in the ordinary course of business consistent with past practice;

               5.2.6 enter into or amend, or agree to enter into or amend, any employment agreement or severance agreement with any employee, other than in the ordinary course of business;

               5.2.7 issue or sell, or agree to issue or sell, any shares of its capital stock, or issue or sell, or agree to issue or sell, any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock, or (except as otherwise permitted by Sections 5.1.1 or 5.7 of this Agreement) declare any dividend or make any distribution with respect to its capital stock;

               5.2.8 effect, or agree to effect, any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

               5.2.9 redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any of its capital stock;

               5.2.10 settle or agree to settle, any claim, action, suit or proceeding except (a) in the ordinary course of business or (b) the matter relating to Glover Davis, as described in Schedule 3.17;

               5.2.11 enter into or renew any contract, lease, license, agreement, arrangement, understanding or commitment, or incur or agree to incur any liability or make any capital expenditure, except in the ordinary course of business and except for binding commitments made prior to the Execution Date;

               5.2.12 except for the extension of credit to customers purchasing goods in the ordinary course of business, loan or advance, or agree to loan or advance, any sum of money to any party;

               5.2.13 amend its articles of incorporation, by-laws or other organizational documents;

               5.2.14 dissolve or liquidate itself or acquire, merge or consolidate with or into any other corporation or Person;

               5.2.15 make or revoke any Tax election that may adversely affect any Tax payable by the Company or take any other action which would cause MedoNY or MedoMD to lose its status as an S corporation in any jurisdiction;

               5.2.16 cause or permit by any act, or failure to act, any of the governmental permits, licenses and other consents necessary to conduct the Business to expire, be surrendered, adversely modified, or otherwise terminated, except in the ordinary course of business consistent with past practice;

               5.2.17 waive any right under any Material Contract or license relating to the Company's assets or the Business as presently conducted, except in the ordinary course of business consistent with past practice;

               5.2.18 fail to timely make all payments required to be paid under any Material Contract when due and otherwise pay all liabilities and satisfy all obligations, in each case in a manner consistent with past practice;

               5.2.19 fail to remove, cure, correct and repair prior to the Closing (to the extent within such Person's control) any material deficiencies in the Company's assets and any material violations under applicable statutes, rules, regulations, engineering standards or building, fire or zoning laws or regulations, which are inconsistent with any representations, warranties or covenants contained in this Agreement;

               5.2.20 fail to maintain consistent with past practices and good business judgment insurance policies on the business of the Company and its assets comparable in amount to that in effect on the date of this Agreement;

               5.2.21 fail to maintain the Company's books and records in accordance with GAAP; or

               5.2.22 take or fail to take any action that would cause any of its representations and warranties not to be true and correct on the Closing Date in the manner required under Section 6.1.1 hereof.

        5.3 HSR Act Filings. The Buyer and the Sellers shall promptly make their respective filings, and shall thereafter make any further requested submissions, under the HSR Act with respect to this Agreement and shall cooperate with each other with respect to the foregoing. Neither party shall participate in any meeting with the Federal Trade Commission or Department of Justice in respect of its filing under the HSR Act relating to the Agreement or the transactions contemplated hereby or any review of such filing by either of the foregoing agencies without giving the other parties prior notice of such meetings and offering such parties the opportunity to attend and participate in such meetings. Both the Buyer and the Sellers shall take all reasonable actions necessary to cause the expiration of the notice periods or receipt of required consents, as applicable under the HSR Act, the Investment Canada Act, Competition Act, and similar laws relating to the Company.

        5.4 Section 338(h)(10) Election. Buyer shall, and the Sellers shall, join in all Section 338(h)(10) Elections. Notwithstanding any other provisions of this Section 5, a Section 338(h)(10) Election shall be made only as to MedoNY and MedoMD, and no election will be made under Section 338 of the Code as to the Company other than under Section 338(h)(10) of the Code.

               5.4.1   Forms.

                              5.4.1.1 Buyer shall be responsible for the preparation of all forms and schedules required to be filed in connection with the Section 338(h)(10) Elections ("Section 338 Forms"), including IRS Form 8023-A and all attachments required to be filed therewith pursuant to applicable Treasury Regulations
                       ("Form 8023").   The Sellers shall cooperate, and shall
                       cause the Company's Comptroller to cooperate with the Buyer in drafting and finalizing the Section 338 Forms. The Buyer shall be responsible for filing the Section 338 Forms with the proper taxing authorities, provided that the Sellers shall be responsible for filing any
                       Section 338 Form that must be filed with a Tax return required to be filed by the Sellers.

                              5.4.1.2 For the purpose of executing Form 8023, prior to the signing of this Agreement Buyer shall have furnished the Sellers with four copies (three for the Buyer and one for the Sellers) of Form 8023 prepared by the Buyer, including thereon all information other than (i) the consideration paid for the MedoNY and MedoMD Acquired Shares, (ii) the liabilities of MedoNY and MedoMD on the acquisition date, (iii) the acquisition date and (iv) the allocation of the purchase price among the MedoNY and MedoMD assets. The Buyer and the Sellers shall agree upon the form and content of such Form 8023, and at the signing of this Agreement the Sellers shall deliver to the Buyer three copies of such Form 8023 executed by each Seller, and the Buyer shall deliver to the Sellers one copy of such Form 8023 executed by the proper party on behalf of the

                       Buyer. Prior to the Closing Date, the Buyer shall furnish to the Sellers a supplement to the previously executed Form 8023 containing the information referred to in (i) and (iii) above, which supplement shall be made a part of the Form 8023 unless the Sellers receive an opinion of a law firm of nationally recognized standing to the effect that there is no reasonable basis for such supplement as so filled out.

                              5.4.1.3 The Buyer shall prepare (i) any corrections, amendments or supplements to the Form 8023 as executed by the Buyer and the Sellers pursuant hereto, including reflecting any adjustments to the consideration paid for the MedoNY and MedoMD Common Stock and the liabilities of MedoNY and MedoMD on the Closing Date, and (ii) any state or local reports or forms that are necessary or appropriate for purposes of complying with the requirements for making the Section 338(h)(10) Elections (each an "Additional Section 338 Form"). The Sellers and the Buyer shall cooperate in drafting and making final each Additional Section 338 Form. At least 30 days prior to the latest date for the filing of each Additional Section 338 Form, the Buyer shall furnish the Sellers with four copies of such Additional Section 338 Form (three for the Buyer and one for the Sellers) prepared by the Buyer and shall notify the Sellers of the latest date for the filing of such Additional Section 338 Form. At least 15 days prior to the latest date for the filing of each Additional
                       Section 338 Form, the Buyer and the Sellers shall agree upon the final form and content of such Additional
                       Section 338 Form, and the Sellers shall deliver to the Buyer three copies of such Additional Section 338 Form executed by each of the Sellers. In the event of failure to agree, any such Additional Section 338 Form shall be filled out as determined by Buyer unless such determination would result in an increase in the Tax liability of the Sellers or the indemnity obligation of the Sellers under this Agreement. in which case the dispute shall be resolved pursuant to the Tax Dispute Resolution Mechanism. The Buyer shall cause each such Additional Section 338 Form to be executed by the proper party on behalf of the Buyer, shall deliver to the Sellers one executed copy of such Additional Section 338 Form and shall file such Additional Section 338 Form with the applicable Taxing authority.

               5.4.2 Allocation. Buyer and Sellers agree to allocate the purchase price for the deemed sale of assets (a) to all Class I and II Assets in an amount equal to the fair market value of such assets, (b) to all Class III Assets in an amount equal to the adjusted basis of each such asset for federal income tax purposes, and (c) to all Class IV Assets in an amount equal to the remainder of the Purchase Price, it being the parties' belief and understanding that such amounts reflect the fair market value of such assets. On or before the fifteenth day of the seventh month beginning after the month that includes the Closing Date, the Buyer shall provide to the Sellers an allocation of the purchase price to the remaining assets for the deemed sale of assets resulting from the making of the Section 338(h)(10) Elections, setting forth the estimated fair market values of the assets of MedoNY and MedoMD. The allocations provided herein shall be reflected in an Additional Section 338 Form filed with the IRS on or before the fifteenth day of the ninth month beginning after the month that includes the Closing Date. A disagreement regarding the allocation of the purchase price shall be resolved pursuant to the Tax Dispute Resolution Mechanism if resolution of such disagreement in favor of the Buyer would increase the Tax liability of the Sellers or the indemnity obligation of the Sellers under this Agreement.

               5.4.3 Tax Dispute Resolution Mechanism. Any dispute to be resolved pursuant to the "Tax Dispute Resolution Mechanism," shall be resolved as follows: (i) the Buyer and the Sellers will in good faith attempt to negotiate a prompt settlement of the dispute; (ii) if they are unable to negotiate a resolution of the dispute within 15 days, the dispute will be submitted to the valuation services group of a firm of independent appraisers of nationally recognized reputation agreed upon by the Buyer and the Sellers (the "Arbitrator"); (iii) the Buyer and the Sellers will present their arguments and submit the proposed amount of each item in dispute to the Arbitrator within 15 days after submission of the dispute to it; (iv) the Arbitrator shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax law and the provisions of this Agreement, by selecting, for each item in dispute, the proposed amount for such item submitted by either the Buyer or the Sellers within 25 days after the parties have presented their arguments to the Arbitrator, whose decision shall be final, conclusive and binding on the Buyer and the Sellers; and (v) if a dispute shall not be resolved on or before the date that is three business days prior to the latest date on which the applicable Additional Section 338 Form may be filed under applicable Tax law, then the Additional Section 338 Form shall be filed on or prior to such date reflecting all the disputed items that have been resolved in the manner so resolved and the unresolved items shall be reflected as submitted by the Buyer in clause (iii) above. An Amendment to such Additional Section 338 Form shall be filed after resolution by the Arbitrator of the remaining unresolved items. The fees and expenses of the Arbitrator in resolving a dispute will be borne equally by the Sellers and the Buyer.

               5.4.4 Modification; Revocation. The Buyer and the Sellers agree that none of them shall, or shall permit any of their Affiliates to, take any action to modify the Section 338 Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Elections following the filing of the Section 338 Forms, without the written consent of the Sellers and the Buyer, as the case may be.

               5.4.5 Consistent Treatment. The Buyer and the Sellers shall, and shall cause their respective Affiliates to, file all Tax returns in a manner consistent with the information contained in the Section 338 Forms and the Additional Section 338 Forms as filed and the allocations provided pursuant to Section 5.4.2.

               5.4.6 Taxes and Expenses Resulting from Elections. Notwithstanding any other provision of this Agreement other than the provisions of the next sentence, the Sellers shall be responsible for (and MedoNY and MedoMD shall have no responsibility for) all Taxes imposed by any Governmental Authority that is or should be listed on Schedule 3.22 resulting from the making of the Section 338(h)(10) Elections with respect to acquisition by the Buyer of the Acquired Shares of MedoNY and MedoMD, including, without limitation, such Taxes on built-in gain under Section 1374(a) and net passive income under Section 1375(a) of the Code and such Taxes of the Sellers paid by MedoNY and MedoMD (the "Section 338 Taxes"), and all Taxes imposed upon the Sellers by virtue of their sale of MedoNY and MedoMD Common Stock on the Closing Date except as provided in the next sentence. Within ninety (90) days following the date upon which the Additional Section 338 Form is filed, the Sellers will submit to the Buyer an analysis and computation describing in detail any circumstance or transaction which would result in a tax to the Sellers by reason of the Section 338(h)(10) election which exceeds the tax to the Sellers in the absence of a Section 338(h)(10) election. Within thirty
(30) days following the delivery of such computation to the Buyer, the Buyer shall pay to the Sellers (a) fifty (50%) percent of such excess between $1.2 million to $2.5 million and (b) the full amount of the entire excess over $2.5 million. Notwithstanding any other provision of this Agreement, the Buyer and its Affiliates (including MedoNY and MedoMD and its subsidiaries following the Closing), on the one side, and the Sellers (following the Closing), on the other side, shall bear their respective administrative, appraisal, legal, accounting and similar expenses resulting from the making of the Section 338(h)(10) Elections.

        5.5    Filing of Returns and Payment of Taxes.

               5.5.1 Tax Returns Due Before Closing Date. The Sellers shall, on behalf of the Company (a) duly and timely file (or cause to be filed) all Tax Returns required to be filed on or before the Closing Date (taking into account valid extensions of the time to file) by, on behalf of or including the Company, (b) cause the Company to timely pay all Taxes with respect to each such Tax Return and (c) from and after the date hereof and continuing to and including the Closing Date, cause the Company to timely withhold or collect, and pay over (or cause to be withheld, collected and paid over) to the proper taxing authority all Taxes required to be so withheld, collected and paid over for which the Company is or may be liable. The Sellers covenant that such Tax Returns shall be true, complete and correct in all material respects and the Sellers shall furnish the Buyer with a copy of each such Tax Return before it is filed. The Sellers shall not permit the Company to make, amend or revoke any election with respect to any Tax matter without the prior written consent of Buyer. The Sellers shall promptly notify Buyer of any application for extension of time to file any Tax Return. The Sellers shall cause the Company to reserve all Taxes in accordance with GAAP in the aggregate adequate to cover any and all Taxes (whether or not disputed and whether or not due) of the Company with respect to all taxable periods ending on or before the Closing Date computed as of the last day of the taxable period, including all Taxes arising out of transactions entered into or factual matters existing prior thereto.

               5.5.2 Tax Returns Due After Closing Date. The Sellers shall, on behalf of the Company, duly and timely file (or cause to be filed) all Tax Returns which are required to be filed after the Closing Date (taking into account valid extensions of the time to file) which are with respect to any taxable period ending on or before the Closing Date and with respect to which any items of income (including tax-exempt income), loss, deduction or credit are passed through to the shareholder by reason of an election under Code Section 1362(a) or any similar tax law of any state, local or foreign jurisdiction (the "S Corporation Tax Returns"). The Sellers shall have the right to make whatever elections that may be permitted with respect to the S Corporation Tax Returns consistent with prior practice, provided that items of income, loss, deduction and credit are reported for the short taxable year based on a closing of the books on the Closing Date. The Buyer shall not report any information or make any elections (including but not limited to any election permitted by Code
Section 1502 and the regulations thereunder) conflicting with or inconsistent with any elections made by the Sellers with respect to the S Corporation Tax Returns. The Buyer shall be responsible for the filing of all Tax Returns which are not S Corporation Tax Returns and which are required to be filed after the Closing Date (taking into account valid extensions of the time to file). The Buyer shall cause the Company to timely pay all Taxes payable by the Company with respect to each such Tax Return described in this Section 5.5.2.

               5.5.3 Notices of Tax Claims. If any Tax Claim relating to the Company involving a tax year which ends on or before or includes the Closing Date is asserted in writing against the Company, the Buyer shall notify the Sellers promptly after receipt of such notice and shall provide the Sellers with copies of all documents relating to such Tax Claim. If any Seller receives any communication from a taxing authority which could affect the Tax liability of the Company for any period, the Sellers shall promptly notify the Buyer in writing of such fact and shall provide the Buyer with copies of all documents relating to such claim.

               5.5.4 Cooperation. The parties shall cooperate fully with each other in connection with any Tax audit of, or any proceeding relating to, any Company taxable period that ends on or before or includes the Closing Date. The Sellers, at the expense of the Sellers, may control or participate in to the extent they desire any proceedings by a Tax authority with respect to an S Corporation Tax Return, provided that, the Sellers shall not agree with any Tax authority to a reallocation of the Purchase Price among the assets of MedoNY or MedoMD without the prior express written consent of Buyer. Neither MedoNY or MedoMD nor the Buyer nor any other Affiliate of the Buyer shall (i) file or cause the filing of an amended S Corporation Tax Return or otherwise agree to any Tax adjustments with respect to any S Corporation Tax Return or (ii) agree to an extension of the statute of limitations applicable to any S Corporation Tax Return, in either case without the prior express written consent of the Sellers.

        5.6    Access to Books and Records; Due Diligence.

               5.6.1 From and after the Execution Date, at all reasonable times as the Buyer may request, the Sellers shall permit representatives designated by the Buyer, in a manner not materially disruptive to the Business, for the purpose of performing due diligence with respect to the Company and its Business, to (i) have full and unrestricted access to the premises, properties, operations, books, records, contracts, and documents (including financial, tax, budget, projections, auditors' work papers and such other information as the Buyer may reasonably request) of and pertaining to the Company, (ii) make copies of, or excerpts from, those books, records, contracts and documents and (iii) discuss the accounts, assets, Business, operations, properties or condition, financial or otherwise, of the Company with its respective officers, directors, employees, accountants, attorneys and agents.

               5.6.2 At the Closing, all of the books and records relating to the Company will be at the main office of the Company at 660 White Plains Rd., Tarrytown, New York. After the Closing, the Buyer and the Sellers shall make reasonably available to the other upon notice and during normal business hours (including, with respect to clause (i) below the right to make copies) (i) any and all such books and records including, without limitation, any as are reasonably requested to respond to inquiries regarding the Company from regulatory authorities, or to defend claims or otherwise indemnify the Sellers or the Buyer, as the case may be, under the terms of this Agreement or to prepare required financial statements and (ii) in connection with the other party's review of any such books and records and preparation of financial statements, any and all personnel as are reasonably requested by such other party, who will render all assistance as may reasonably be requested in that regard without cost or expense to the other party; provided, however, that the party conducting such investigation shall pay all out-of-pocket costs and expenses with respect thereto. For a period of seven (7) years following the Closing Date, neither the Sellers nor the Buyer shall dispose of, alter or destroy any such books, records and other data without giving thirty (30) days' prior notice to the other party to permit it or him at its/his expense, to examine, duplicate or repossess such books and records.

        5.7 Payment of Certain Costs and Expenses. The Buyer shall bear its own costs and expenses in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby, including, but not limited to any finder's fee. Upon receipt of invoices, the Company shall be entitled to pay the transaction costs and expenses of the Company and the Sellers in connection with the offering of the Acquired Shares for sale as well as the negotiation and preparation of this Agreement and the transactions contemplated hereby, including but not limited to attorneys fees, accounting fees and the compensation of Goldman, Sachs & Co, to the extent such costs and expenses do not exceed Two Million Five Hundred Thousand ($2,500,000) Dollars (all such costs, the "Permitted Transaction Costs"; and all such costs which are financed with funds borrowed under the Company's credit agreements, if any, are the "Permitted Financed Transaction Costs"), provided that prior to paying any such costs, the Sellers shall have provided Buyer with reasonable supporting documentation as to the existence and amount of such costs and the Sellers shall bear any such transaction costs in excess of the Permitted Transaction Costs. The Sellers jointly and severally agree to indemnify and hold the Buyer harmless from all of such costs and expenses which exceed the Permitted Transaction Costs. Such indemnification shall be subject to the indemnification provisions contained in Section 9 but shall not be subject to the Indemnification Basket or the Indemnification Cap.

        5.8 Consents. Sellers, jointly and severally, covenant and agree that they will use all reasonable commercial efforts to obtain the consent of any third parties and governmental authorities which are set forth as conditions to Buyer's obligation to close in Section 6.1. Buyer covenants and agrees that it will cooperate and use reasonable commercial efforts to assist Sellers to obtain such consents, provided that in the case of any such consent from any third party which is not a governmental authority, such cooperation and efforts will be at Sellers' expense.

        5.9 Financial Statements. The Sellers covenant and agree that they will deliver to the Buyer, within 30 days after the end of each month until the Closing Date, unaudited consolidated statements of operations and cash flows for the Business of the Company for the month then ended, along with a consolidated balance sheet of the Business of the Company as of the end of such month. All financial statements furnished pursuant to this Section shall be true and complete in all material respects and fairly present the financial position, results of operations, cash flows and changes in financial position as of the dates and for the periods covered by such statements subject to normal year-end audit adjustments, none of which will be material. The Sellers covenant and agree that they will furnish to the Buyer any and all other information customarily prepared concerning the financial condition of the Company that the Buyer or the Buyer's representatives may reasonably request.

        5.10 Filings. Each of the parties hereto shall each cause to be made, as promptly as practicable, any necessary filing and submissions under the laws of any domestic or foreign jurisdiction to the extent to which the provisions thereof are applicable to each party in connection with the transactions contemplated by this Agreement and each will cooperate with the other in causing all such filings and submissions to be made timely.

        5.11 Additional Agreements. Subject to the terms and provisions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken all reasonable action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties (at its own expense) shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

        5.12 Profit Sharing Plan. From and after the Closing, each Seller, at the request of the Buyer or the Company, shall cooperate and take all action reasonably requested by the Buyer or the Company with respect to the administration and operation of the Profit Sharing Plan. The Buyer covenants to appoint a successor plan administrator, successor plan trustee and successor plan fiduciary as soon as practicable from the Closing Date.

        5.13 Prepayment of Bank Indebtedness. If required under its bank credit agreements, Buyer shall use reasonable commercial efforts to obtain a waiver from its lending institutions permitting it to assume the Company's indebtedness under the debt agreement listed as Item B.2 under the caption "Banking and Credit" on Schedule 3.7. In the event that the Buyer is unable to obtain such waiver from its lending institutions and such indebtedness is paid at the Closing, then it will upon written notice from the Sellers, promptly pay 50% of any prepayment penalties that are required to be paid by the Company pursuant thereto. The Buyer agrees to indemnify and hold Sellers harmless from all such prepayment penalties, which shall not be subject to the 1% threshold requirement or 10% cap described in Section 9.3. The Sellers shall cause the Company to consult with the Buyer prior to electing any new interest rate for any new interest period under any of the debt agreements listed as items A and
B.1. on Schedule 3.7 hereto and shall attempt to give effect to the Buyer's reasonable instructions with respect thereto.

        5.14 Ozium Citrus Registration. From and after the Closing, the Buyer covenants to complete the registration of the Ozium Citrus Fragrance with the United States Environmental Protection Agency that is referred to in
Schedule 3.20 hereto.

        5.15 Trademark Records. The Sellers, jointly and severally covenant and agree that they will use all reasonable commercial efforts to (i) record either Medo Industries, Inc., a New York corporation or Medo Manufacturing Corp., a Maryland corporation as the owner of all trademarks or service marks that are included in the Owned Intellectual Property and are presently registered or pending registration with the United States Patent and Trademark Office and (ii) to release any and all security interests in such trademarks or service marks, wherever filed, other than security interests related to the Closing Indebtedness and shall provide copies of any filing to Buyer's counsel prior to the Closing. Filings made in the United States Patent and Trademark Office shall be made by Express Mail

6       Closing Conditions.

        6.1 Conditions to Obligation of the Buyer to Close. The obligations of the Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment, or the waiver in writing by the Buyer, at or prior to the Closing, of the conditions set forth below. Each of the Sellers shall use all reasonable efforts to cause each of those conditions to be satisfied.

               6.1.1 All of the representations and warranties of Sellers contained in and made pursuant to this Agreement and in any Schedule, instrument, certificate, agreement or document delivered pursuant to this Agreement shall be true and correct in all material respects on the Execution Date and on and as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date.

               6.1.2 All of the material terms, covenants and conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects.

               6.1.3 Sellers shall have (in each case, without conditions materially adverse to the Buyer or the Company):

               (a) obtained the consent or waiver of Warner Brothers in connection with the transactions contemplated by this Agreement, to the extent required by the terms of the license agreements listed under Item 2. "Warner Brothers (Looney Tunes)" on Schedule 3.6;

               (b) obtained the consent or waiver of Fleet Bank (formerly NatWest N.A. Bank) in connection with the transactions contemplated by this Agreement, to the extent required by the documents listed under "Banking and Credit" of
                       Schedule 3.7. Notwithstanding the foregoing, in the event that such indebtedness is repaid prior to or concurrent with the Closing hereunder, then the requirement to obtain the consent or waiver of Fleet Bank, as provided hereunder, shall automatically terminate and not be deemed to be a closing condition;

               (c) obtain a consent or waiver of the landlord of the premises at 1900 Johnson Street, Baltimore, Maryland, with respect to the consummation of the transactions contemplated by this Agreement; and

               (d) utilized its reasonable efforts to obtain an estoppel certificate from each of the prime landlord and the sublessor with respect to its plant at 2010 Washington Street Boulevard, Baltimore Maryland, containing customary provisions, waivers and consents with respect to the consummation of the transactions contemplated by this Agreement.


               6.1.4 Buyer and each of Mark, David and Eric shall have entered into an Employment Agreement, substantially in the form of Exhibit A hereto, containing the applicable terms set forth in the term sheet attached to such Exhibit

               6.1.5 Any applicable waiting period under the HSR Act shall have expired or been earlier terminated without receipt of any objection nor the commencement or threat of any litigation by any governmental authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

               6.1.6 The Buyer shall have received all closing or other documents that are for its benefit and that are referred to in Section 8 below (such documents to be in form and substance reasonably satisfactory to the Buyer and its counsel).

               6.1.7 There shall be no order, decree or injunction of any governmental entity or of any court of competent jurisdiction (resulting from a proceeding commenced by a Person neither a party to this Agreement nor a Subsidiary or Affiliate of a party to this Agreement) which prevents or delays the consummation of the transactions contemplated by this Agreement.

        6.2 Conditions to Obligation of the Sellers to Close. The obligations of the Sellers to effect the transactions contemplated hereby shall be subject to the fulfillment, or the waiver in writing by the Sellers, at or prior to the Closing, of the conditions set forth below. The Buyer shall use all reasonable efforts to cause each of those conditions to be satisfied.

               6.2.1 All of the representations and warranties of Buyer contained in and made pursuant to this Agreement and in any Schedule, instrument, certificate, agreement or document delivered pursuant to this Agreement shall be true and correct in all material respects on the Execution Date and on and as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date.

               6.2.2 Any applicable waiting period under the HSR Act shall have expired or been earlier terminated without receipt of any objection nor the commencement or threat of any litigation by any governmental authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

               6.2.3 The Sellers shall have received the Purchase Price as required pursuant to the provisions of Section 1.5 hereof, and shall have received all closing or other documents that are for each of their benefit and that are referred to in Section 8 below (such documents to be in form and substance reasonably satisfactory to Sellers and their counsel).

               6.2.4 No Injunction. There shall be no order, decree or injunction of any governmental entity or of any court of competent jurisdiction (resulting from a proceeding commenced by a Person neither a party to this Agreement nor a Subsidiary or Affiliate of a party to this Agreement) which prevents or delays the consummation of the transactions contemplated by this Agreement.

7       Termination.  This Agreement may be terminated by Buyer, on the one hand, or Sellers, on the other hand, if the party seeking to terminate (and in the case of Sellers, each Seller) is not in material default or breach of this Agreement, upon written notice to the other if the Closing has not occurred by November 1, 1996. However, in the event that the Closing has not occurred exclusively as a result of the inability to satisfy Section 6.1.5, through no fault of either party, then this Agreement shall continue to be in effect until December 31, 1996, subject to earlier termination due to any final judgment, final decree or order that would prevent or make unlawful the Closing.

        7.1 Liability. The termination of this Agreement under Section 7 hereof shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

        7.2 Willful Default by Buyer. The Buyer shall be deemed to be in willful default if the Buyer shall fail or refuse to close for a continuing period of 3 business days notwithstanding that (i) all of the conditions to the Buyer's obligations to close set forth in Section 6.1 shall have been satisfied and (ii) the Sellers are ready, willing and able to close and have waived any conditions to the Sellers' obligations to close which then have not yet have been satisfied.

        7.3 Willful Default by Sellers. The Sellers shall be deemed to be in willful default if the Sellers shall fail or refuse to close for a continuing period of 3 business days notwithstanding that (i) all of the conditions to the Sellers' obligations to close set forth in Section 6.2 shall have been satisfied and (ii) the Buyer is ready, willing and able to close and has waived any conditions to the Buyer's obligations to close which then have not yet have been satisfied.

        7.4 Non-competition by Buyer. In the case of the Buyer's willful default, the Buyer agrees that for a period of three (3) years following December 31, 1996 neither the Buyer nor any Affiliate or Subsidiary of the Buyer may, for or on behalf of itself or of any Competitive Business, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent, creditor or otherwise:

               7.4.1 engage in any Competitive Business anywhere in the world;

               7.4.2 solicit, hire or retain any employee or independent contractor of the Company or its Affiliates or persuade or entice any employee or independent contractor of the Company or its Affiliates to leave the employ of or terminate its contractual relationship with the Company or its Affiliates; or

               7.4.3 molest, disturb or interfere with the goodwill and relationship of the Company with any existing, prospective or former employee, consultant, customer, account, independent contractor, distributor or supplier.

For purposes hereof, the term "Competitive Business" shall mean and include any business or activity that is substantially the same as the Business, regardless of where the Company conducts such business or activity.

        7.5 Permitted Competition by Buyer. In the case of the Sellers' willful default, neither the Buyer nor any of its Affiliates shall be under any restraint from engaging in a Competitive Business. Without limiting the generality of the foregoing, in the event of the Sellers' willful default, the noncompetition provisions contained in Section 8 of the Agreement, dated August 24, 1995, among Blue Coral Inc. and MedoNY shall be terminated and of no further force or effect.

        7.6 Confidentiality. The Buyer acknowledges that during the course of its due diligence investigation of the Company, it has requested that, from time to time, the Company furnish the Buyer or its agents and representatives certain financial and business information which is either non-public, confidential or proprietary in nature. Such information, in whole or in part, whether oral or written, in whatever format or storage medium, together with analyses, compilations, studies or other documents prepared by the Company or its agents or representatives (including attorneys, accountants and financial advisors), which contain or otherwise reflect such information and the Buyer's review of or interest in the Company is hereinafter referred to as the "Confidential Information." The Buyer acknowledges and agrees that the success of the Company will be jeopardized unless the Confidential Information is maintained in strict confidence, and that the Confidential Information is the exclusive and valuable property of the Company.
Accordingly, the Buyer shall not at any time within three (3) years following the Execution Date use or disclose to any Person any Confidential Information. The Buyer shall take all steps necessary to prevent any unauthorized access to, copying, use, publication, disclosure or dissemination of the Confidential Information. The Confidential Information, and all copies thereof, except for that portion of the Confidential Information which consists of analyses, compilations, studies or other documents prepared by the Buyer shall be returned by the Buyer to the Sellers without the Buyer retaining any copies thereof (in any format or storage medium, including computer disk or memory). That portion of the Confidential Information which consists of analyses, compilations, studies or other documents prepared by the Buyer shall be held by the Buyer and kept confidential and subject to the terms of this Agreement, or destroyed or purged from any computer system, as the case may be (with destruction or purging confirmed in writing) at the request of the Sellers, and any oral Confidential Information will continue to be subject to this Agreement. Notwithstanding anything in this Section 7.6 to the contrary, this
Section 7.6 will have no force or effect if the Closing occurs.

        7.7 Injunctive Relief. The Buyer and Sellers agree that it is impossible to determine the monetary damages that will accrue to the other party or parties by reason of a failure of the Buyer to perform its obligations under Sections 7.4 and 7.6 and the Sellers to perform their respective obligations under Section 7.5. Therefore, if the Buyer or any of the Sellers or their respective personal representatives institute any action or proceeding in equity to specifically enforce such provisions, then the other party or parties, hereby waive the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not urge in such equitable action or proceeding the claim or defense that such remedy at law exists.

        7.8 Construction. In the event any provision of this Section 7 shall be held to be invalid or unenforceable by reason of geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement and any such provision shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drawn so as not to be invalid or unenforceable.

8       The Closing.

        At the Closing, the following shall occur:

        8.1 Purchase Price. The Buyer shall make wire transfers for all payments to be made to the Sellers, pursuant to Section 1.5, subject to confirmation of receipt.

        8.2 Stock Certificates. The Sellers shall deliver to the Buyer stock certificates evidencing all of the Acquired Shares, with stock transfer powers duly endorsed in blank and free and clear of all Liens.

        8.3 Election to Pay Down Bank Indebtedness. Provided that at least ten (10) business days prior to the Closing Date the Buyer shall have notified the Sellers in writing of its election to purchase the Company free of Closing Indebtedness, all Closing Indebtedness shall be paid in full by the Company, using funds supplied by Buyer at the Closing, it being understood and agreed that the amount of such Closing Indebtedness in excess of the Permitted Financed Payments shall reduce the Purchase Price, as provided in Section 1.2. Upon such payment of such Closing Indebtedness, the Sellers shall cause the payee bank, including Fleet Bank, to release the Company from all obligations with respect to such indebtedness and to discharge all Liens on the assets and businesses of the Company, in each case to the reasonable satisfaction of Buyer.

        8.4 Resignation of Directors. All directors of the Company whose resignations shall have been requested by Buyer not less than five (5) business days prior to the Closing Date shall submit or shall have submitted their resignations or shall have been removed from office effective as of the Closing Date.

        8.5 Release of Company by Sellers. Each of the Sellers shall execute and deliver to the Buyer a release, in form and substance satisfactory to Buyer, pursuant to which each such Seller releases the Company, and the present and former directors, officers, agents and employees of the Company, from any and all actions, plans, causes of actions or liability of any nature, in law or equity, known and unknown, and whether or not heretofore asserted, which such individuals ever had, now has or hereafter can, shall or may have against any of the foregoing, for, upon or by reason of any nature, cause or thing whatsoever, from the formation of the Company to the Closing Date.

        8.6 Bring-Down by Buyer. The Buyer shall deliver to the Sellers a customary certificate as to the continuing accuracy of the representations and warranties of the Buyer and the performance by the Buyer of the covenants and other agreements required to be performed by the Buyer at or prior to the Closing, dated as of the Closing Date, in form and substance reasonably acceptable to counsel for the Sellers, duly executed by the Buyer.

        8.7 Bring-Down by Sellers. The Sellers shall deliver to the Buyer a customary certificate as to the continuing accuracy of the representations and warranties of the Sellers and the performance by the Sellers of the covenants and other agreements required to be performed by the Sellers at or prior to the Closing, dated as of the Closing Date, in form and substance reasonably acceptable to counsel for the Buyer, duly executed by the Sellers, subject to the provisions of Sections 6.1.1 and 6.1.2, respectively.

        8.8 Buyer's Incumbency Certificate. The Buyer shall deliver to the Sellers a certificate, dated as of the Closing Date, executed by the Secretary of the Buyer, certifying the certificate or articles of incorporation and by-laws and the incumbency of the officers of the Buyer.

        8.9 Opinions of Sellers' Counsel. The Sellers shall deliver (i) an opinion of Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C. (the "Opinion of Sellers' General Counsel"), (ii) an opinion of Beveridge & Diamond , P.C. (the "Opinion of Sellers' Environmental Counsel") and (iii) an opinion of Kay Collyer & Boose LLP (the "Opinion of Sellers' Trademark Counsel"), each to be provided in form and substance reasonably acceptable to counsel for the Buyer. The foregoing opinions are referred to collectively as the "Opinions of Sellers' Counsel."

        8.10 Opinion of Buyer's Counsel. The Buyer shall deliver (i) an opinion of Debevoise & Plimpton and (ii) an opinion of Paul E. Konney, Esq., General Counsel of Buyer, in form and substance reasonably satisfactory to counsel for the Buyer and the Sellers (the "Opinion of Buyer's Counsel") (it being understood that the matters to be covered by such opinions may be allocated among Debevoise & Plimpton and Mr. Konney in their discretion).

        8.11 Company Good Standing Certificates. The Sellers shall deliver to the Buyer a "good standing" certificate for each of MedoNY, MedoCA and MedoMD, evidencing the valid incorporation and good standing of the respective Company in the jurisdiction of its incorporation.

        8.12 Company Incumbency Certificates. The Sellers shall deliver to the Buyer a certificate, dated as of the Closing Date, executed by the Secretary of each of MedoNY, MedoCA and MedoMD, certifying the respective certificate or articles of incorporation, all amendments thereto, and by-laws and the incumbency of the officers of the respective Company.

        8.13 Side Letter. Each of the Sellers shall have executed and delivered a Letter of Understanding substantially in the form of Exhibit B hereto.

        8.14 Other Reasonable Documents. Each party shall execute and deliver such other documents as may reasonably be requested by counsel for the other party.

9       Indemnification.

        9.1    Survival of Representations, Warranties and Agreements.

               9.1.1 Subject to Section 9.1.2 below, all representations, warranties, covenants and agreements of the parties contained in any Acquisition Document shall survive the Closing and any investigation at any time made by or on behalf of any party.

               9.1.2 Notwithstanding the provisions of Section 9.1.1 above, all representations and warranties of the parties contained in any Acquisition Document shall expire, terminate and be of no force and effect (nor provide the basis for any claim) and no party shall have any obligation to indemnify under this Section 9 in respect of any claim for a breach of a representation or warranty unless written notice of any claim resulting from any breach thereof is received prior to eighteen (18) months after the Closing Date; provided, however, that:

                              9.1.2.1 with respect to claims resulting from a breach of any representation or warranty of any of the Sellers with respect to the payment of any Tax (collectively, a "Tax Claim"), written notice of any such Tax Claim may be received at any time prior to, but no later than, the thirtieth (30th) day following the expiration of the statutory period during which a taxing authority may bring a claim against the Company;

                              9.1.2.2 with respect to claims resulting from a breach of any representation or warranty of any of the Sellers with respect to matters subject to ERISA (collectively, an "ERISA Claim"), written notice of any such ERISA Claim may be received at any time prior to, but no later than, the thirtieth (30th) day following the expiration of the statutory period during which an authority enforcing ERISA or any third party may bring a claim against the Company;

                              9.1.2.3 claims resulting from a breach of any representation or warranty of any of the Sellers under any Acquisition Document relating to environmental matters (an "Environmental Claim"), may be made at any time, subject to any applicable statutes of limitations; and

                              9.1.2.4        with respect to any claim of
                       actual fraud against a Seller (a "Fraud Claim"), written notice of any such Fraud Claim must be received prior to the expiration of the statutory period during which a Fraud Claim may be brought under New York law.

               9.1.3 All agreements and covenants contained in this Agreement which, by their respective terms, create any obligations following the Closing Date shall survive the Closing Date for the period of time to which such obligations relate.

        9.2    Indemnification by the Sellers.

               9.2.1 The Sellers shall jointly and severally indemnify, defend and hold the Buyer, the Company (after the Closing Date) and any director, officer, employee, agent, advisor, parent, shareholder, Subsidiary or Affiliate of the Buyer (each a "Buyer Indemnitee") harmless from, against and pay or reimburse each Buyer Indemnitee for, any and all demands, claims, actions or causes of action, assessments, liabilities, losses, costs, damages, penalties, charge or expense (whether absolute, accrued, conditional or otherwise, and whether or not resulting from third party claims), including, without limitation, interest, penalties and reasonable counsel and accountants' fees, disbursements and expenses (collectively, "Indemnifiable Losses") resulting from, arising out of, or related to:

                       (i) any breach of any representation or warranty made by any Seller in this Agreement or in any schedule hereto or any certificate, document or other instrument delivered in connection herewith (other than in Section 3.20);

                       (ii) any breach in any representation or warranty made by any Seller in Section 3.20 of this Agreement or in any schedule hereto or certificate, document or other instrument delivered in connection herewith relating to Section 3.20 (in the case of any such representation or warranty, without taking into account any qualification as to materiality or knowledge contained in such representation or warranty);

                       (iii) any breach of any covenant or agreement made by any Seller under this Agreement or in any schedule hereto or any certificate, document or other instrument delivered in connection herewith (other than any of the Employment Agreements);

                       (iv) any excess of the actual Closing Indebtedness over the amount of the Closing Indebtedness which is utilized for determining the Purchase Price pursuant to Section 1.2 hereof;

                       (v) any failure of any Seller to bear any cost or expenses required to be borne by any Seller pursuant to Section
               5.7 hereof;

                       (vi) any amount to be paid by the Sellers to the Buyer in accordance with Section 5.1.1.3 hereof;

                       (vii) any event or condition occurring or existing prior to the Closing in respect of the Profit Sharing Plan, including, without limitation, any such event or condition occurring or existing as a result of, relating to, in connection with or from any act or failure to act prior to the Closing of any Seller or the Company or any participant, administrator, trustee or other fiduciary of the Profit Sharing Plan;

                       (viii) the termination, or employment thereof, of Glover Davis; or

                       (ix)    any of the matters set forth on Schedules 3.17,
               3.20 or 3.22.

               9.2.2 Notwithstanding the foregoing, to the extent indemnification is sought under Section 9.2.1(i) hereof with respect to any breach of any representation or warranty, (i) no claim shall be made under this
Section 9.2 and no Seller shall be liable for indemnification with respect thereto unless and until the aggregate amount of Indemnifiable Losses arising under

Section 9.2.1(i) exceeds one percent (1%) of the Purchase Price, in which case, the Sellers shall only be responsible for any amounts in excess of 1% of the Purchase Price (the "Indemnification Basket"), and (ii) in no event (except for actual fraud) shall Sellers be liable with respect to Indemnifiable Losses arising under Section 9.2.1(i) hereof for more than ten percent (10%) of the amount of consideration received by them under this Agreement (the "Indemnification Cap"); provided, however, that the foregoing limitations shall not apply to any claim made with respect to the breach of any representation or warranty set forth in Sections 3.3, 3.20, 3.22 or 3.33.

        9.3 Indemnification by the Buyer. The Buyer hereby agrees to indemnify, defend and hold each Seller and the Company (prior to the Closing
Date) harmless from, against and with respect to any and all Indemnifiable Losses arising out of, or related to, any material breach by the Buyer of any of the representations or warranties made by the Buyer in this Agreement or any Acquisition Document, or the failure on the part of the Buyer to fully, faithfully and timely perform all covenants or agreements to be performed by it under this Agreement or any Acquisition Document or arising from the conduct of the business or operations of the Company so occurring on or after the Closing. Notwithstanding the foregoing, to the extent indemnification is sought under this Section 9.3 with respect to any breach of any representation or warranty by Buyer, (i) no claim shall be made under this Section 9.3 and Buyer shall not be liable for indemnification unless and until the aggregate amount of Indemnifiable Losses arising with respect to all such breaches exceeds one percent (1%) of the Purchase Price and (ii) in no event (except for actual fraud) shall Buyer be liable with respect to Indemnifiable Losses resulting form any such breaches for more than ten percent (10%) of the Purchase Price; provided, however, that the foregoing limitation shall not apply to any claim made with respect to the breach of any representation in Section 4.5.

        9.4 The Sellers' Representative. Notwithstanding anything in this Agreement to the contrary, all rights of the Sellers under this Section 9 shall be exercisable exclusively by Mark (the "Sellers' Representative"), and the Buyer shall be entitled to deal exclusively with the Sellers' Representative in respect of all such rights, including without limitation, the giving of all notices under this Section 9.

          9.5    Procedure for Indemnification for Third Party Claims.

               9.5.1 If a party entitled to be indemnified pursuant to this Agreement (an "Indemnitee") receives notice of the assertion by a third party of any claim or of the commencement by any such Person of any action or proceeding (a "Third Party Claim") with respect to which another party hereto (an "Indemnifying Party") is obligated to provide indemnification, the Indemnitee shall give the Indemnifying Party immediate written notice (the "Indemnification Notice") thereof after becoming aware of such Third Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by the Indemnitee and shall provide the Indemnifying Party with a reasonable right to cure the same. The Indemnitee shall make available to the Indemnifying Party during normal business hours and for reasonable periods, any personnel and any books, records or other documents within its control that are necessary or appropriate for such defense.

               9.5.2 The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such Third Party Claim (at the expense of such Indemnifying Party) in such manner as the Indemnifying Party deems appropriate through negotiation, settlement or litigation; provided, however, if the Indemnifying Party assumes the defense of any claim or any litigation
(i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnitee, and (ii) the omission by any Indemnitee to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice; and provided further that the Indemnifying Party may not settle or compromise any Third Party Claim in any manner without the written consent of the Indemnitee, such consent not to be unreasonably withheld. The Indemnitee may nonetheless participate in the defense of such Third Party Claim and retain its own legal counsel at its own expense. In addition, in the event that the Indemnitee shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnitee is expected to affect adversely the Indemnified Party's tax liability or, if Buyer is the Indemnitee, the ability of Buyer to conduct the business of the Company as presently conducted, or that the Indemnitee may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnitee shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnitee does so takeover and assume control, the Indemnitee shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnitee shall have the full right to defend against any such claim or demand. Notwithstanding the foregoing, the Indemnifying Party shall still provide indemnification to the Indemnitee, provided any and all costs incurred by the Indemnitee shall be reasonable. In any event, the Indemnifying Party and the Indemnitee shall cooperate in the defense of any claim or litigation subject to this Section 9 and the records of each shall be available to the other with respect to such defense.

10      Miscellaneous.

        10.1 Amendment and Modification. This Agreement may be amended, supplemented, modified, superseded, canceled, renewed only by written agreement of the Sellers and the Buyer. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other, right, power or privilege hereunder.

        10.2 Notices. All notices, requests, demands, claims and other communications hereunder shall be given in writing. Any notice, request, demand, claim or other communication hereunder shall be effective upon receipt and shall be addressed as follows:

               If to the Buyer, to:

                       Quaker State Corporation
                       225 East John Carpenter Freeway
                       Irving, Texas  75062
                       Attn: Secretary
                       Telephone No. (214) 868-0400
                       Telecopy No.  (214) 868-0440

               with a copy to:

                       Debevoise & Plimpton
                       875 Third Avenue
                       New York, New York  10022
                       Attn: Richard D. Bohm, Esq.
                       Telephone No. (212) 909-6226
                       Telecopy No.  (212) 909-6836

               If to the Sellers, to their respective addresses first set forth hereinabove, with a copy to:

                       Martin Todtman, Esq.
                       Todtman, Young, Tunick, Nachamie,
                       Hendler & Spizz, P.C.
                       425 Park Avenue
                       New York, New York  10022
                       Telephone No. 212-754-9400
                       Telecopy No. 212-754-6262

               Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above by personal delivery, expedited courier, messenger service, telecopy, telex, or registered or certified mail. All such notices, requests, demands, claims or other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax or telex, on the next day following the day on which such fax or telex was sent, provided that a copy is also sent by certified or registered mail. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

        10.3 Assignment. No party to this Agreement may assign any of his or its rights or obligations hereunder without the express written consent of all the other parties to this Agreement, which consent may be withheld or refused for any reason or for no reason. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs and legal representatives and their respective successors and permitted assigns. Notwithstanding the foregoing, the Buyer may assign its rights and obligations under this Agreement to any of its Affiliates, provided that any such assignment shall not relieve the Buyer from any of its obligations under this Agreement.

        10.4 Exclusivity. From the date of the execution of this Agreement to the Closing, the Sellers agree that they will (and will cause the Company to) deal exclusively with Buyer in respect of the matters referred to in this Agreement and that they will not, and will not allow the Company to entertain, solicit, consider or otherwise encourage any offer from any other person or entity for, or enter into any agreement with any other person or entity with respect to, the direct or indirect sale, merger, consolidation, reorganization, acquisition, encumbrance, lease, transfer or conveyance of the Company or the Business or any of the capital stock or assets of the Company (other than as otherwise expressly permitted by this Agreement) and that they will terminate (and will cause the Company to terminate) any pending negotiations or agreements with any third party with respect to the transactions described in the foregoing sentence.

        10.5 Governing Law. This Agreement shall be governed by the laws of the state of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies and all disputes hereunder shall be resolved in the state or federal courts in New York, New York. Each of the parties (i) consents and submits to the exclusive jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for all purposes of this Agreement, including without limitation any litigation instituted for the enforcement of any right, remedy, obligation or liability arising under or by reason of this Agreement; (ii) consents that such courts shall have the exclusive jurisdiction with regard to any controversy between the parties, and no action or proceeding shall be commenced by any party in any other jurisdiction; (iii) waives any objection which he or it may have at any time to the laying of venue of any such proceeding brought in any such court, waives any claim that any such proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such proceeding, that such court does not have jurisdiction over such; and (iv) consents that, in addition to any methods of service of process provided for under any applicable law, service of process on him or it may be made in the same manner as provided above with respect to notices, and that such service of process shall have the same force and effect as if personally served.

        10.6 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Each party hereto agrees to be bound by its own facsimile signature and to accept and be bound by the facsimile signature of the other parties to this Agreement.

        10.7   Interpretation; Construction.

               10.7.1 The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

               10.7.2 Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

               10.7.3 All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

        10.8 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents, schedules, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

        10.9 Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof.

        10.10 Press Releases and Public Announcements. Except for the Quaker State press release announcing this Agreement which has previously been reviewed and approved by the Sellers, no party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement before the Closing Date without the prior written approval of both the Buyer and the Sellers; provided, however, that prior to the Closing, any party may make public disclosure if and to the extent such disclosure is required by applicable law, in which case the disclosing party will use all reasonable efforts to advise the other parties prior to making the disclosure.

        10.11 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

        10.12 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.13 Incorporation of Schedules and Exhibits. The schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

        10.14 Further Assurances. Each of the parties shall (at its own expense) execute such documents and other papers and take such further actions as may be reasonable required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

        10.15 Harvey Stevens Non-Competition. Mr. Stevens shall not, for a period of five years after the Closing Date, for any reason, by himself or in partnership or as an equity owner or in conjunction with or as a consultant, unpaid adviser, manager, employee or agent of any other person, business, firm, corporation or other entity, either directly or indirectly, undertake or carry on or be engaged or have any financial or other interest in, or in any other manner become associated with, any, person, firm, corporation or other entity engaged in the Business in any geographic location in which the Company or any of its subsidiaries conducts its business at the time of termination of his employment. Mr. Stevens agrees that it is impossible to determine the monetary damages that will be suffered by the Company and the Buyer by reason of his failure to perform his obligations under this Section. Therefore, if Buyer or the Company institutes any action or proceeding in equity to specifically enforce the terms of this Section, then Mr. Stevens hereby waives the claim or defense that the Company or the Buyer has adequate remedy at law, and Mr. Stevens shall not assert in such equitable action or proceeding the claim or defense that such remedy at law exists.

        10.16 The termination of any of the Sellers' employment with the Company will not be considered a breach under this Agreement.

11      Definitions.

               "1995 Financials" shall have the meaning set forth in Section 3.8.1.

               "AAA Account" shall have the meaning set forth in Section 3.16.

               "Acquired Shares" shall have the meaning set forth in Section
               1.1.

               "Acquisition Documents" shall have the meaning set forth in
               Section 3.1.

               "Additional Section 338 Form" shall have the meaning set forth in Section 5.4.1.3

               "Affiliate" when used in reference to any other Person shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934.

               "Agreement" shall mean this Stock Purchase Agreement.

               "Arbitrator" shall have the meaning set forth in Section 5.4.3.

               "Balance Sheet Date" shall mean December 31, 1995.

               "Benefit Plans" shall have the meaning set forth in Section
               3.19.1.

               "Business" shall have the meaning set forth in the introductory paragraphs hereto.

               "Business Personal Property" shall have the meaning set forth in
               Section 3.10.1.

               "Buyer" shall mean Quaker State Corporation, a Delaware corporation.

               "Buyer Indemnitee" shall have the meaning set forth in Section 9.2.1.

               "CERCLA" shall have the meaning set forth in Section 3.20.5.

               "CERCLIS" shall have the meaning set forth in Section 3.20.5.

               "Closing" shall have the meaning set forth in Section 2.

               "Closing Date" shall have the meaning set forth in Section 2.

               "Code" shall have the meaning set forth in Section 3.19.2.

               "Company" shall mean each of MedoNY, MedoMD, MedoCA and MedoMX, collectively or individually as the context requires.

               "Company Common Stock" shall mean the common stock of the Company, no par value.

               "Competitive Business" shall have the meaning set forth in
               Section 7.4.3.

               "Confidential Information" shall have the meaning set forth in
               Section 7.6.

               "Contract" shall have the meaning set forth in Section 3.7.3.

               "David" shall mean David Reichenbaum a/k/a David Owens.

               "Environmental Claim" shall have the meaning set forth in
               Section 9.1.2.3.

               "Environmental Laws" shall have the meaning set forth in Section 3.20.8.1.

               "Environmental Permits" shall have the meaning set forth in
               Section 3.20.8.3.

               "Eric" shall mean Eric Reichenbaum a/k/a Eric Owens.

               "ERISA" shall have the meaning set forth in Section 3.19.1.

               "ERISA Claim" shall have the meaning set forth in Section
               9.1.2.2.

               "Execution Date" shall mean the date first set forth in this Agreement.

               "Final S Tax Periods" shall have the meaning set forth in
               Section 5.1.1.

               "Financial Statements" shall have the meaning set forth in
               Section 3.8.

               "Form 8023" shall have the meaning set forth in Section 5.4.1.1.

               "Fraud Claim" shall have the meaning set forth in Section
               9.1.2.4.

               "GAAP" shall mean generally accepted accounting principles, consistently applied from period to period.

               "Harvey" shall mean Harvey Stevens.

               "Hazardous Substances" shall have the meaning set forth in
               Section 3.20.8.4.

               "Home Jurisdiction" shall have the meaning set forth in Section 3.4.

               "HSR Act" shall mean the Hart Scott Rodino Act, 15 U.S.C.
               Section 18a.

               "Indemnifiable Losses" shall have the meaning set forth in
               Section 9.2.1.

               "Indemnification Basket" shall have the meaning set forth in
               Section 9.2.2.

               "Indemnification Cap" shall have the meaning set forth in
               Section 9.2.2.

               "Indemnification Notice" shall have the meaning set forth in
               Section 9.5.1.

               "Indemnifying Party" shall have the meaning set forth in Section 9.5.1.

               "Indemnitee" shall have the meaning set forth in Section 9.5.1.

               "Intellectual Property" shall have the meaning set forth in
               Section 3.12.1.

               "Interim Statements" shall have the meaning set forth in Section 3.8.1.

               "Law" shall have the meaning set forth in Section 3.20.8.2.

               "Laws and Requirements of Laws" shall have the meaning set forth in Section 3.23.1.

               "Licenses" shall have the meaning set forth in Section 3.12.1.

               "Liens" shall have the meaning set forth in Section 1.1.

               "Mark" shall mean Mark Reichenbaum a/k/a Mark Owens.

               "Material Contracts" shall have the meaning set forth in Section 3.7.2.

               "Material Customers" shall have the meaning set forth in Section 3.25.

               "Material Suppliers" shall have the meaning set forth in Section 3.25.

               "MedoCA" shall mean Medo Industries Canada Ltd., an Ontario Canada corporation.

               "MedoMD" shall mean Medo Manufacturing Corporation, a Maryland corporation.

               "MedoNY" shall mean Medo Industries, Inc., a New York corporation.

               "MedoMX" shall mean Medo Industries de Mexico, S.A. de C.V., a corporation formed in Mexico, Federal District.

               "Non-Registered Owned Intellectual Property" shall have the meaning set forth in Section 3.12.1.

               "Opinion of Buyer's Counsel" shall have the meaning set forth in
               Section 8.10.

               "Opinions of Sellers' Counsel" shall have the meaning set forth in Section 8.9.

               "Opinion of Sellers' Environmental Counsel" shall have the meaning set forth in Section 8.9.

               "Opinion of Sellers' General Counsel" shall have the meaning set forth in Section 8.9.

               "Opinion of Sellers' Trademark Counsel" shall have the meaning set forth in Section 8.9.

               "Outside Date" shall have the meaning set forth in Section ?.

               "Owned Intellectual Property" shall have the meaning set forth in Section 3.12.1.

               "Permitted Financed Payments" shall have the meaning set forth in Section 1.2.2.

               "Permitted Financed S Corporation Tax Distributions" shall have the meaning set forth in Section 5.1.1.

               "Permitted Financed Transaction Costs" shall have the meaning set forth in Section 5.7.

               "Permitted S Corporation Tax Distributions" shall have the meaning set forth in Section 5.1.1.

               "Permitted Transaction Costs" shall have the meaning set forth in Section 5.7.

               "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

               "Profit Sharing Plan" shall mean the Company's Profit Sharing and 401(k) Plan.

               "Proprietary Information" shall have the meaning set forth in
               Section 3.12.1.

               "Purchase Price" shall have the meaning set forth in Section
               1.2.

               "Release" shall have the meaning set forth in Section 3.20.8.5.

               "S Corporation Tax Returns" shall have the meaning set forth in
               Section 5.5.2.

               "Section 338 Forms" shall have the meaning set forth in Section 5.4.1.1.

               "Section 338 Taxes" shall have the meaning set forth in Section 5.4.6.

               "Seller(s)" shall mean Mark, David, Eric, and Harvey.

               "Subsidiary"when used in reference to any other Person shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect the board of directors of such corporation are owned directly or indirectly by such other Person.

               "Tax Claim" shall have the meaning set forth in Section 9.1.2.1.

               "Tax Dispute Resolution Mechanism" shall have the meaning set forth in Section 5.4.3.

               "Year-End Financial Statements" shall have the meaning set forth in Section 3.8.1.

               "Interim Statements" shall have the meaning set forth in Section 3.8.1.

               "Tax Returns" shall have the meaning set forth in Section
               3.22.5.

               "Taxes" shall have the meaning set forth in Section 3.22.4.

               "Third Party Claim" shall have the meaning set forth in Section 9.5.1.



               In WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date.


                                     QUAKER STATE CORPORATION


                                     By: /s/ JOHN D. BARR
                                        -------------------------------------
                                     Name: John D. Barr
                                          -----------------------------------
                                     Title: Chief Operating Officer
                                           ----------------------------------


MARK REICHENBAUM                     DAVID REICHENBAUM
a/k/a MARK OWENS                     a/k/a DAVID OWENS

 /s/ MARK REICHENBAUM                 /s/ DAVID REICHENBAUM
---------------------------------    ----------------------------------------



ERIC REICHENBAUM                     HARVEY STEVENS
a/k/a ERIC OWENS


 /s/ ERIC REICHENBAUM                 /s/ HARVEY STEVENS
---------------------------------    ----------------------------------------